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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The annual meeting of shareholders of United Therapeutics Corporation will be held at our headquarters, 1110 Spring Street, Silver Spring, Maryland 20910, on Tuesday, April 29, 2008, at 9:00 a.m. Eastern Daylight Savings Time for the following purposes:

  1.
  Election of three Class III directors for terms expiring at the 2011 annual meeting of shareholders. Our Board of Directors has nominated the following persons for election as Class III directors at the meeting: Raymond Dwek, Roger Jeffs and Christopher Patusky;

  2.
  Approval of the 2008 United Therapeutics Corporation Equity Incentive Plan;

  3.
  Ratification of the appointment of Ernst & Young LLP as United Therapeutics Corporation's independent registered public accounting firm for 2008; and

  4.
  To consider and act upon such other business as may properly come before the annual meeting.

        Only shareholders of record at the close of business on March 7, 2008, are entitled to notice of, and to vote at, the meeting.

        Important Notice Regarding the Internet Availability of Proxy Materials for United Therapeutics Corporation's 2008 Annual Meeting of Shareholders:

United Therapeutics Corporation's Proxy Statement, Annual Report, Form 10-K and
other proxy materials are available at: http://ir.unither.com/annualProxy.cfm

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

        ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

By Order of the Board of Directors,
Paul A. Mahon Secretary

March 7, 2008
Silver Spring, Maryland

\

TABLE OF CONTENTS

PAGE
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	3
General	3
Record Date	3
Solicitation	3
Quorum and Voting Rights	3
Proxy	3
Voting Requirements	4
CORPORATE GOVERNANCE, BOARD OF DIRECTORS, COMMITTEES	4
Lead Director	4
Shareholder Communications with Directors	5
Committees of the Board of Directors	5
Director Independence	8
Director Nominations	8
Meetings of our Board of Directors	9
Non-Employee Director Compensation	9
Related Party Transactions Policy	11
Certain Relationships and Related Party Transactions	11
BENEFICIAL OWNERSHIP OF COMMON STOCK	13
PROPOSAL No. 1: Election of Directors	15
PROPOSAL No. 2: Approval of the United Therapeutics Corporation 2008 Equity Incentive Plan	18
Summary of our 2008 Plan	19
PROPOSAL No. 3: Ratification of the appointment of Ernst & Young LLP as United Therapeutics' Corporation's independent registered public accounting firm for 2008	24
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Compensation Committee Report	41
Summary Compensation Table	42
Grants of Plan-Based Awards	44
Outstanding Equity Awards at 2007 Year End	46
Stock Options Exercised and Stock Vested	47
Pension Benefits for 2007	47
Potential Payments upon Termination or Change in Control	50
REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS	54
Report of the Audit Committee	54
Principal Accountant Fees and Services	55
Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of our Independent Auditor	55
OTHER MATTERS	56
Section 16(a) Beneficial Ownership Reporting Compliance	56
Shareholder Proposals	56
Director Nominations	56
Annual Report	57
Code of Conduct and Ethics	57
Other Matters	57

i

UNITED THERAPEUTICS CORPORATION
1110 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

GENERAL

        This proxy statement and enclosed proxy card are furnished on or about March 7, 2008, to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our 2008 annual meeting of shareholders. Our annual meeting will be held on Tuesday, April 29, 2008, beginning at 9:00 a.m. Eastern Daylight Savings Time at our corporate headquarters, located at 1110 Spring Street, Silver Spring, Maryland 20910.

RECORD DATE AND OUTSTANDING SHARES

        At the close of business on March 7, 2008 (the "Record Date"), there were 22,365,534 shares of our common stock outstanding and entitled to vote at our annual meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote, either in person or by proxy, at our annual meeting, and each share will have one vote.

SOLICITATION

        Proxies are being solicited by our Board of Directors. We will bear the cost of soliciting proxies. We have retained Mellon Investor Services LLC to aid in the solicitation. For these services, we will pay Mellon a fee of $5,500 and reimburse them for certain out-of-pocket expenses. Our officers and employees may solicit proxies in person or by telephone, fax, email or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service.

VOTING RIGHTS AND QUORUM

        Shares can be voted only if the shareholder is present in person or by proxy. Whether or not a shareholder plans to attend our annual meeting in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of United Therapeutics Corporation at 1110 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

        Abstentions, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked "without authority" with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

PROXY

        If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented by the proxy card will be voted in accordance with the shareholder's directions, or, if no directions are indicated, the shares will be voted in accordance with the recommendation of our Board of Directors as specified in this proxy statement. The shareholder giving the proxy has the power to revoke the proxy at any time before it is exercised by delivering to the Secretary of United Therapeutics Corporation at the above address either a written notice of revocation or a duly executed proxy bearing a later date. If a shareholder decides to attend the annual meeting and wishes to change his or her proxy vote, the shareholder may do so by voting in person at the meeting.

        Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the three persons named as nominees. If the proxy card is signed and returned without any direction given, shares of stock represented by the proxy will be voted FOR the election of the three director nominees named on the proxy card; FOR the approval of the 2008 Equity Incentive Plan; and FOR ratification of the appointment of Ernst & Young LLP as United Therapeutics Corporation's independent registered public accounting firm for 2008.

        Each of our director nominees has consented to be named herein and to continue to serve on our Board of Directors, if elected. It is not anticipated that any nominee will become unable or unwilling to accept his or her nomination or election. If such an event should occur, the persons named in the proxy intend to vote for the election of, in such nominee's stead, such other person as is recommended to our Board of Directors by our Board of Directors' Nominating and Governance Committee.

VOTING REQUIREMENTS

Proposal No. 1:  Election of Directors

        Directors are elected by a plurality of the affirmative votes cast at our annual meeting. "Plurality" means that the nominees up to the maximum number of directors to be elected at our annual meeting who receive the largest number of votes cast are elected as directors. Consequently, any shares represented at our annual meeting but not voted for any reason have no impact on the election of directors. Cumulative voting is not permitted in the election of directors.

        Proxies may not be voted for a greater number of persons than the number of nominees named. Proxies representing shares held as of the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of these three nominees for our Board of Directors.

Proposal No. 2:  Approval of the 2008 United Therapeutics Corporation Equity Incentive Plan

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at our annual meeting of shareholders is required to approve our 2008 Equity Incentive Plan.

Proposal No. 3:  Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2008

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at our annual meeting of shareholders is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

CORPORATE GOVERNANCE, BOARD OF DIRECTORS, COMMITTEES

Lead Director

        Professor Christopher Patusky, one of our independent directors, serves as our Lead Director and as the Chairman of our Nominating and Governance Committee. Our Nominating and Governance Committee charter requires that the Nominating and Governance Committee Chairman convene and preside over regular meetings of our independent directors. When serving in such a capacity, the Chairman is also referred to as the Lead Director of our Board of Directors. The Lead Director organizes and chairs periodic meetings of our independent directors, where company business can be discussed outside the presence of the non-independent directors and members of management. The Lead Director also serves as the official liaison between our independent directors and members of management.

Shareholder Communication with Directors

        We do not have a formal process by which shareholders may communicate directly with our Board of Directors. Instead, shareholders are encouraged to address any director communications to our Secretary by overnight mail, signature acceptance required, at: United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Secretary will process and direct the communication to the appropriate director, officer or employee for response. Shareholders will receive a written acknowledgement from the Secretary upon receipt of such written communication. Shareholders have the option of reporting concerns anonymously and confidentially.

Committees of our Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our Board of Directors has determined that all members of these committees meet the definition of "independence" set forth in Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. (NASDAQ) listing standards. In addition, our Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

        The charter for each committee may be accessed electronically in the "Corporate Governance" section of the "About" page of our website located at http://www.unither.com, or by writing to us at: United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Audit Committee

        Members: R. Paul Gray (Chair), Christopher Causey, M.B.A., and Christopher Patusky, J.D., M.G.A.

        The Audit Committee of our Board of Directors held seven meetings during 2007. The Audit Committee's responsibilities include: (a) representing and assisting our Board of Directors in its oversight responsibilities regarding our accounting and financial reporting processes, the audits of our financial statements, including the integrity of our financial statements, and our independent registered public accounting firm's qualifications and independence; (b) preparing the report required by the Securities and Exchange Commission for inclusion in our annual proxy statement; (c) retaining and terminating our independent auditors; (d) approving in advance all audit and non-audit services to be performed by our independent auditors; (e) approving related person transactions; and (f) performing such other functions as our Board of Directors may from time to time assign to the Audit Committee.

        Audit Committee Financial Expert.    Our Board of Directors has determined that R. Paul Gray, the Audit Committee Chairman, is an "audit committee financial expert" as defined in the rules and regulations of the Securities and Exchange Commission. All of the members of the Committee meet the financial sophistication requirements of the NASDAQ listing standards.

Compensation Committee

        Members: Christopher Causey, M.B.A. (Chair), R. Paul Gray, and Louis Sullivan, M.D.

        The Compensation Committee oversees our compensation plans and policies, semi-annually reviews and approves all decisions concerning compensation for our Named Executive Officers (which, for 2007, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President, Strategic Planning and General Counsel) and administers our stock option plans, including reviewing and approving stock option grants to our Named Executive Officers and employees. The Compensation Committee's specific responsibilities include: (a) assisting our Board in putting in place a proper system for long-term and short-term compensation to provide performance- oriented incentives to attract and retain management, and ensuring that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) assisting our Board in discharging its responsibilities relating to compensation of our Named Executive Officers; (c) evaluating our Chief Executive Officer and setting her remuneration package; (d) making recommendations to our Board with respect to incentive-compensation plans and equity-based plans; and (e) performing such other functions as our Board may from time to time assign to the Compensation Committee. As part of its responsibilities, the Compensation Committee administers our 1997 Equity Incentive Plan, as amended and restated (the 1997 Equity Incentive Plan), and will administer our proposed 2008 Equity Incentive Plan if it is approved by our shareholders at our annual meeting. The Compensation Committee's Charter, which is periodically reviewed and revised by the Committee and our Board of Directors, outlines the Committee's specific responsibilities. The Charter for the Compensation Committee may be accessed electronically in the "Corporate Governance" section of the "About" page of our website located at http://www.unither.com.

        The Compensation Committee held nine meetings during 2007. In addition to its other meetings, the Compensation Committee meets twice each year to determine the cash and equity incentive bonus compensation for our Named Executive Officers, which is awarded every six months. The Compensation Committee also holds a meeting at the beginning of each year to determine base salaries and maximum cash and equity incentive bonus opportunity targets for our Named Executive Officers for the following year, which become effective in April of each year. The Committee acts by unanimous consent resolutions between meetings. For additional information regarding the processes and procedures used by the Compensation Committee, please see the section entitled Executive Pay Decisions and Process in the Compensation Discussion & Analysis below.

        The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In accordance with this authority, the Committee directly engages Compensia, Inc. (Compensia) as its compensation consultant to advise on the Company's compensation practices and policies. Compensia has served in this capacity since 2004 and is expected to continue in this role until determined otherwise by the Committee or Compensia. The Committee, in its discretion, may replace Compensia or hire additional consultants at any time. Compensia is independent because it does not provide any other services to the Company and receives compensation only for services it provides to or on behalf of the Committee.

        The Compensation Committee has engaged Compensia to review and advise it on all principal aspects of executive and non-employee director compensation. This includes base salaries, cash incentive bonus awards, and equity incentive bonus awards for our Named Executive Officers, and cash compensation and equity awards for non-employee directors. Tasks provided under Compensia's engagement include:

  •
  Providing recommendations regarding the composition of our peer group;

  •
  Gathering and analyzing publicly available proxy data for our peer group and survey data relating to executive compensation;

  •
  Reviewing and advising on the structure of our compensation arrangements (i.e., base salary levels, cash incentive bonus award target levels and the size of equity incentive bonus award targets);

  •
  Reviewing and advising on the design of our cash bonus program and equity incentive awards;

  •
  Reviewing and advising on our Chief Executive Officer's salary, bonus and equity incentive award targets as compared to other executives;

  •
  Reviewing and advising on the Committee's salary, cash bonus and equity incentive award decisions with respect to our Chief Executive Officer;

  •
  Conducting pay and performance analyses relative to our peer group;

  •
  Updating the Committee on industry trends/best practices with respect to executive and non-executive equity program design, including type of equity incentive award, size of equity grant by employee level, and aggregate equity usage;

  •
  Conducting a comprehensive review of the total compensation arrangements for all non-employee directors, including competitive analysis of retainers and meeting fees for Board and committee service (chair and member) and initial and annual equity awards, and proposed changes to the compensation structure;

  •
  Working on special/ad-hoc projects for the Committee as they arise; and

  •
  Assisting with the drafting of the Compensation Discussion & Analysis for this proxy statement.

        In the course of fulfilling these responsibilities, Compensia regularly communicates with the Committee Chairman outside of and prior to most Committee meetings. The Committee sometimes, but not always, invites Compensia to attend its meetings. In 2007, Compensia attended one of the Committee's nine meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management may make to the Committee. However, Compensia reports its findings to the Committee, not to management.

        Per the Committee's instructions, Compensia completed these services and advised the Committee where indicated above. While the Committee considers its consultant's recommendations, the Committee's executive compensation decisions, including the specific amounts paid to Named Executive Officers and directors, are its own and may reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Nominating and Governance Committee

        Members: Christopher Patusky, J.D., M.G.A. (Chair), Raymond Dwek, F.R.S., and Louis Sullivan, M.D.

        The Nominating and Governance Committee of our Board of Directors held two meetings during 2007. The Nominating and Governance Committee's responsibilities include: (a) assisting our Board in determining the desired experience, mix of skills and other qualities to provide for appropriate Board composition, taking into account the current Board members and the specific needs of the Company and our Board; (b) identifying qualified individuals meeting those criteria to serve on our Board; (c) proposing to our Board a slate of nominees for election by the shareholders at our annual meeting of shareholders and nominees to fill vacancies and newly created directorships; (d) reviewing candidates recommended by shareholders for election to our Board and shareholder proposals submitted for inclusion in our proxy materials; (e) developing plans regarding the size and composition of our Board and its committees; (f) proposing to our Board which directors should serve as chairpersons and members on committees of our Board; (g) coordinating matters among committees of our Board; (h) reviewing management succession plans; (i) developing, evaluating, recommending to our Board and monitoring all matters with respect to corporate governance; (j) overseeing our compliance with legal and regulatory obligations; and (k) such other functions as our Board may from time to time assign to the Nominating and Governance Committee. The Nominating and Governance Committee will consider shareholder recommendations for directors submitted in compliance with the procedures described in the sections entitled Director Independence and Director Nominations below.

Director Independence

        Our Board of Directors has determined that: (i) Raymond Dwek and Christopher Patusky are "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards; (ii) Roger Jeffs and Martine Rothblatt are not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards, due to Dr. Jeffs' employment as our President and Chief Operating Officer and Dr. Rothblatt's employment as our Chairman and Chief Executive Officer; (iii) Ray Kurzweil is not "independent" in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to certain payments received in connection with the technical services agreements described in the section entitled Certain Relationships and Related Transactions below; and (iv) Louis Sullivan, Christopher Causey and R. Paul Gray, who are not standing for election at our 2008 annual meeting, are "independent" under Rule 4200(a)(15) of the NASDAQ listing standards.

Director Nominations

        The Nominating and Governance Committee of our Board of Directors does not have a formal policy with respect to considering director candidates recommended by shareholders, believing that it is more appropriate to rely on our network of contacts for identifying and evaluating potential director candidates. To be considered by the Nominating and Governance Committee, a director candidate must meet the following minimum criteria:

  •
  personal and professional integrity;

  •
  a record of exceptional ability and judgment;

  •
  ability and willingness to devote the required amount of time to our affairs;

  •
  interest, capacity and willingness, in conjunction with the other members of our Board of Directors, to serve the interests of our shareholders;

  •
  reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

  •
  expertise required to serve on the committees of our Board of Directors;

  •
  confidence that the candidate is capable of working constructively on our Board of Directors and with management; and

  •
  absence of any personal or professional relationships that would adversely affect his or her ability to serve our best interests and those of our shareholders.

        Once such potential nominees have been identified, the Nominating and Governance Committee, with the help of our General Counsel, screens candidates, performs reference checks, prepares a biography of each candidate and conducts interviews. The Nominating and Governance Committee and our Chief Executive Officer interview the identified candidates and, in accordance with its charter, the Nominating and Governance Committee selects nominees that it determines best suit our Board of Directors' needs to recommend to the full Board of Directors.

Meetings of our Board of Directors

        In addition to the meetings of its committees, our Board of Directors held five meetings during 2007. All directors attended at least four of the five meetings of the Board and every committee meeting for the committees on which they served during our 2007-2008 Board service year. In accordance with applicable NASDAQ rules, the independent members of our Board of Directors met without management present three times during 2007. We do not have a formal policy regarding director attendance at annual meetings of shareholders. Although our Board of Directors encourages all members to attend such meetings, their attendance is not mandatory. Five members of our Board of Directors attended our 2007 annual meeting of shareholders.

Non-Employee Director Compensation

Description of Non-Employee Director Compensation

        Our directors play a critical role in guiding our strategic direction and overseeing our management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

        The many responsibilities and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors' workloads and opportunity costs. Our Compensation Committee sets non-employee director compensation. Our non-employee directors are compensated based upon their levels of participation and responsibilities with respect to our Board of Directors, including service on committees of our Board of Directors. Non-employee directors receive a combination of annual cash retainers and equity awards in amounts that correlate to the responsibilities of each director in his or her service to United Therapeutics. In addition to this compensation, members of our Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at meetings of our Board of Directors and its committees and related activities. Our two employee directors, Dr. Rothblatt and Dr. Jeffs, receive no additional compensation for their service as directors.

        The following table describes our compensation practices for non-employee directors during 2007. This compensation arrangement was recommended by the Compensation Committee and approved by our Board of Directors in April 2005. It is intended that these practices will remain in effect for 2008.

Non-Employee Director Compensation

		Stock Option Awards(3)
	Annual Cash	Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Director(1)	$25,000	—	—
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating and Governance Committee	$10,000	—	—
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating and Governance Committee	$5,000	—	—

(1)
Compensation for service as Lead Director is paid in addition to amounts for Board membership and for any committee chairmanship or membership.

(2)
Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Compensation for committee chairmanship and committee membership is paid in addition to amounts for Board membership.

(3)
Awards are granted once per year on the date of our annual meeting of shareholders.

        Our non-employee directors receive stock option grants under our 1997 Equity Incentive Plan and, beginning in 2008, will receive stock option grants under our proposed 2008 Equity Incentive Plan if it is approved by our shareholders. Non-employee directors' initial and annual stock option awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the date of grant, which is the date of our annual meeting of shareholders in the year of grant. These stock options will fully vest on the one-year anniversary of the grant date only if the director attends at least 75% of the regularly scheduled meetings of our Board of Directors and his or her Board of Directors committee meetings from the date of grant until the date of our next annual meeting of shareholders. During 2007, we granted options to purchase 90,000 shares to our current non-employee directors, with an exercise price of $62.34 per share.

        Directors may also be compensated for special assignments delegated by our Board of Directors. No such compensation was paid during 2007.

        The following table lists the 2007 compensation earned by each non-employee director:

2007 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option Awards ($)(2)		Total ($)
Christopher Causey	$50,000	$402,626	(3)	$452,626
Raymond Dwek	30,000	402,626	(4)	432,626
Paul Gray	52,500	402,626	(5)	455,126
Ray Kurzweil	25,000	402,626	(6)	427,626
Christopher Patusky	70,000	402,626	(7)	472,626
Louis Sullivan	37,500	402,626	(8)	440,126

Total	$265,000	$2,415,756		$2,680,756

(1)
Includes annual cash retainer and fees for serving on our Board of Directors and committees of our Board of Directors (and, in the case of Christopher Patusky, for serving as Lead Director).

(2)
Includes annual stock option grants for all members of our Board of Directors. Represents the amount of compensation cost recognized by us in 2007 related to stock option awards granted in 2007 and prior years, in accordance with SFAS No. 123R, excluding forfeitures. For a discussion of valuation assumptions see Note 7, Stockholder Equity to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Causey in 2007 was $414,914. As of December 31, 2007, Mr. Causey had 34,500 stock options outstanding, of which 19,500 were exercisable. Mr. Causey is the beneficial owner of 1,511 shares of our common stock.

(4)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Prof. Dwek in 2007 was $414,914. As of December 31, 2007, Prof. Dwek had 77,689 stock options outstanding, of which 62,689 were exercisable.

(5)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Gray in 2007 was $414,914. As of December 31, 2007, Mr. Gray had 48,000 stock options outstanding, of which 33,000 were exercisable.

(6)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Mr. Kurzweil in 2007 was $414,914. As of December 31, 2007, Mr. Kurzweil had 50,500 stock options outstanding, of which 35,500 were exercisable.

(7)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Prof. Patusky in 2007 was $414,914. As of December 31, 2007, Prof. Patusky had 70,333 stock options outstanding, of which 55,333 were exercisable. Prof. Patusky is the beneficial owner of 3,500 shares of our common stock.

(8)
The grant date fair value, pursuant to SFAS No. 123R, of the stock option awards issued to Dr. Sullivan in 2007 was $414,914. As of December 31, 2007, Dr. Sullivan had 60,641 stock options outstanding, of which 45,641 were exercisable.

Related Party Transactions Policy

        Our Audit Committee is responsible, in accordance with its charter, for reviewing and approving "related party transactions" as that term is defined in the rules and regulations of the SEC and NASDAQ. It is the general practice of our Audit Committee to review all material facts of potential related party transactions that would require the Committee's approval, as prepared and presented to the Audit Committee by our Chief Financial Officer and/or our General Counsel. After reviewing such information, the Committee generally approves of or prohibits our entering into such a transaction. In determining whether to approve or ratify a related party transaction, our Audit Committee will generally take into account, among other factors it deems appropriate, whether the related party transaction is made up of terms no more and no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Committee also considers the extent of the related person's interest in the transaction and whether such transaction will occur on an arm's length basis.

Certain Relationships and Related Transactions

Technical Services Agreements

        In May 2007, following Audit Committee approval, we entered into a technical services agreement related to the development of certain inventions involving cancer stem cells with Kurzweil Technologies, Inc. (KTI), a company controlled by Ray Kurzweil. Pursuant to this agreement, we agreed to pay KTI consulting fees of up to $12,000 monthly. To the extent that the amount invoiced by KTI in any given month is less than the monthly cap of $12,000, the difference between $12,000 and the amount actually billed for such month may be carried forward in order to supplement the billing in any subsequent month or months that the billing is greater than $12,000. In no event will the consulting fees exceed $144,000 in any given 12-month period. We also agreed to reimburse KTI on a monthly basis for all necessary, reasonable and direct out-of-pocket expenses. In addition, we agreed to pay KTI up to a 5% royalty on certain sales of products reasonably attributed to and dependent upon certain technology developed by KTI under the technical services agreement and which are covered by claims of issued and unexpired United States patents. We incurred approximately $84,000 in expenses during 2007 under this agreement.

        In September 2002, we entered into a technical services agreement related to our telemedicine intellectual property with KTI. Pursuant to this agreement we paid KTI $40,000 monthly for consulting fees, additional sums for preapproved patent work, and up to $1,000 monthly for reimbursement of expenses for certain telemedicine technology development services. In addition, we agreed to pay KTI a

5% royalty on certain sales of products reasonably attributed to and dependent upon technology developed by KTI under the technical services agreement and which are covered by claims of issued and unexpired United States patents. This agreement was terminated by the parties as of December 31, 2007. No expenses under this agreement were incurred in 2007.

University of Oxford Research Agreements

        In 2000, we entered into a research agreement with the University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar platform, one of our three drug development platforms. On October 1, 2006, the research agreement was extended through September 30, 2011, obligating us to make 60 equal monthly payments totaling approximately $3.7 million. Under exclusive licenses issued in accordance with the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising from the research, less certain offsets. Professor Raymond Dwek, one of our directors, is a co-discoverer of our iminosugar platform, a co-principal investigator under our research agreement with the University of Oxford, Director of the Glycobiology Institute, and Professor of Glycobiology at the University of Oxford. Our Board of Directors has determined that Professor Dwek is "independent" under Rule 4200(a)(15) of the NASDAQ listing standards. We incurred approximately $652,000 in expenses during 2007 under these agreements with University of Oxford.

        In March 2006, we entered into an agreement in which we agreed to fund an annual lecture in virology at the University of Oxford through 2022. Under this agreement, we are obligated to make 16 annual payments of £16,000, totaling £256,0000. We incurred approximately $32,700 in expenses during 2007 under this agreement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of December 31, 2007 (unless otherwise specified), with respect to the beneficial ownership of our common stock by (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers (which, for 2007, included our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President, Strategic Planning and General Counsel) and (iv) all of our directors and Named Executive Officers as a group. Unless otherwise noted, the address of each person listed below is our address.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)
Shumway Capital Partners LLC(3)(4) One Fawcett Place Greenwich, Connecticut 06830	1,855,974	8.3%
Fred Alger Management, Inc.(3)(5) 111 Fifth Avenue New York, New York 10003	1,673,000	7.5%
Martine Rothblatt(6)	1,910,801	8.0%
Goldman, Sachs & Co.(3)(7) 85 Broad Street New York, New York 10004	1,186,630	5.3%
Roger Jeffs(8)	299,202	1.3%
Paul Mahon, J.D.(9)	181,891	*
Raymond Dwek, F.R.S.(10)	62,689	*
Christopher Patusky, J.D.(11)	58,833	*
Louis Sullivan, M.D.(12)	45,641	*
John Ferrari(13)	42,500	*
R. Paul Gray(14)	33,000	*
Ray Kurzweil(15)	35,500	*
Christopher Causey(16)	21,011	*
All directors and executive officers as a group (10 persons)(17)	2,691,068	10.9%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after December 31, 2007. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of common stock.

(2)
Ownership percentage is based on 22,247,592 shares of common stock outstanding on December 31, 2007, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of December 31, 2007, or within 60 days after December 31, 2007, through the exercise of stock options or other similar rights.

(3)
Beneficial ownership information obtained from a Schedule 13G, or amendment thereto, filed by the named beneficial holder between January 1, 2008 and February 14, 2008. This information is as of the Schedule 13G filing date.

(4)
The Schedule 13G was filed on behalf of Shumway Capital Partners LLC and Chris W. Shumway. The address of principal business office for each of these Reporting Persons is One Fawcett Place, Greenwich, CT, 06830.

(5)
The Schedule 13G was filed on behalf of Fred Alger Management Inc., Alger Associates, Incorporated. The address of principal business office for each of these Reporting Persons is 111 Fifth Avenue, 2nd Floor, New York, New York 10003.

(6)
Includes currently exercisable options to purchase 1,700,255 shares. Also includes 90,122 shares held in a Grantor Retained Annuity Trust by Dr. Rothblatt's spouse and 1,468 currently exercisable options to purchase shares held by Dr. Rothblatt's spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse. Also includes 115,456 held in a Grantor Retained Annuity Trust by Dr. Rothblatt and 3,500 shares held in a margin account.

(7)
The Schedule 13G was filed on behalf of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. The address of principal business office for each of these Reporting Persons is 85 Broad Street, New York, New York, 10004.

(8)
Includes currently exercisable options to purchase 287,159 shares. Also includes 12,043 shares held in a margin account, of which 10,855 are subject to a pledge agreement.

(9)
Includes currently exercisable options to purchase 169,141 shares. Also includes 12,750 shares held in a margin account, of which 12,000 are subject to a pledge agreement.

(10)
Includes currently exercisable options to purchase 62,689 shares.

(11)
Includes currently exercisable options to purchase 55,333 shares. Also includes 3,500 shares held in a margin account.

(12)
Includes currently exercisable options to purchase 45,641 shares.

(13)
Includes currently exercisable options to purchase 42,500 shares.

(14)
Includes currently exercisable options to purchase 33,000 shares.

(15)
Includes currently exercisable options to purchase 35,500 shares.

(16)
Includes currently exercisable options to purchase 19,500 shares. Also includes 1,511 shares held in a margin account.

(17)
Includes currently exercisable options to purchase 2,452,186 shares.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        Our Board of Directors consists of eight members and is divided into three classes. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected to a three-year term. At this meeting, Raymond Dwek, Roger Jeffs and Christopher Patusky are nominees for election as Class III directors for terms expiring at our 2011 annual meeting of shareholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS OF UNITED THERAPEUTICS CORPORATION.

        The following table presents information concerning persons nominated for election as directors of United Therapeutics and for those of our directors whose terms of office will continue after our annual meeting, including their current membership on committees of our Board of Directors, principal occupations or affiliations during the last five years or more, and certain other directorships held. For additional information concerning the nominees for directors, including stock ownership and compensation, see the tables entitled Non-Employee Director Compensation, 2007 Non-Employee Director Compensation and Beneficial Ownership of Common Stock above.

Nominees for Election at our 2008 Annual Meeting of Shareholders

Raymond Dwek, F.R.S. Age 66	Member, Nominating and Governance Committee
Professor Dwek is a Fellow of the Royal Society, London, and currently serves as Director of the Glycobiology Institute, Professor of Glycobiology at the University of Oxford and as the President of the Institute of Biology. From 2000 to 2006, Professor Dwek served as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange and NASDAQ, and he served as a member of its Board of Directors until its sale in 2003. He was the 2007 Kluge Chair of Technology and Society at the U.S. Library of Congress. Professor Dwek is considered the founder of glycobiology. He has served as a United Therapeutics director since 2002.
Roger Jeffs, Ph.D. Age 46
Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to President and Chief Operating Officer in January 2001. From 1995 to 1998, Dr. Jeffs worked at Amgen, Inc. where he served as the worldwide clinical leader of the Infectious Disease Program. Dr. Jeffs currently leads the clinical development, commercial and business development efforts at United Therapeutics. He has served as a United Therapeutics director since 2002.

Christopher Patusky, J.D., M.G.A. Age 44	Vice Chairman Lead Director Chairman, Nominating and Governance Committee Member, Audit Committee
Since August 2007, Mr. Patusky has served as Director, Office of Real Estate, for the Maryland Department of Transportation, where he is responsible for overseeing the Department's real estate matters statewide, including its transit oriented development programs. From 2002 until May 2007, Mr. Patusky served as the Executive Director and a member of the faculty of the Fels Institute of Government at the University of Pennsylvania. He has served as a United Therapeutics director since 2002.

Directors Continuing in Office

Christopher Causey, M.B.A. Age 45	Chairman, Compensation Committee
Member, Audit Committee
Mr. Causey has served as the Principal of Causey Consortium, a professional services organization providing strategic planning and marketing advice to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer for a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. Mr. Causey has served as a United Therapeutics director since 2003 and his current term expires in 2010.
R. Paul Gray Age 44
Chairman, Audit Committee
Member, Compensation Committee
Mr. Gray serves as the Managing Member of Core Concepts, LLC, a strategic and financial consulting firm which he founded in 2002. Mr. Gray currently serves as Chairman of the Board of Red Branch Technologies, Inc., a comprehensive online travel company, and is a member of the Board of Directors of C'Watre International, Inc., both of which are publicly traded companies. Until recently, Mr. Gray had served on the board of directors of several companies including Elevated Security, Inc., a private energy solutions company which was recently acquired, and of TenthGate, Inc., a public medical holding company. From May 2004 to May 2005, Mr. Gray served a one-year term as a director of Earth Search Sciences, Inc., a publicly traded company. From 2003 to November 2004, Mr. Gray served as a director of Vertica Software, Inc., a publicly traded company until the completion of a merger transaction in November 2004. From September 2001 to May 2004, Mr. Gray served as Director and Chief Financial Officer of Power3 Medical Products, Inc., a publicly traded company. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. The Board of Directors has determined that he is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirement of the listing standards of the NASDAQ. He has served as a United Therapeutics director since 2003 and his current term expires in 2010.

Ray Kurzweil Age 60
Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, fifteen honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He has served as a United Therapeutics director since 2002 and his current term expires in 2009.
Martine Rothblatt, Ph.D., J.D., M.B.A. Age 53
Chairman
Dr. Rothblatt started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to creating United Therapeutics, she created and served as Chairman and Chief Executive Officer of Sirius Satellite Radio. Her book, Your Life or Mine: How Geoethics Can Resolve the Conflict Between Public and Private Interests In Xenotransplantation, was published by Ashgate in 2004. She has served as a United Therapeutics director since 1996 and her current term expires in 2009.
Louis Sullivan, M.D. Age 74
Member, Compensation Committee
Member, Nominating and Governance Committee
Dr. Sullivan currently serves as a Director of Henry Schein, Inc., BioSante Pharmaceuticals, Inc., and Emergent BioSolutions, Inc., all publicly traded companies. Dr. Sullivan was the founding President of Morehouse School of Medicine, from 1981 to 1989 and 1993 to 2002, and he became President Emeritus of Morehouse School of Medicine in July 2002. Dr. Sullivan was also founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America, and a member of the Board of Trustees of the Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He has served as a United Therapeutics director since 2002 and his current term expires in 2009.

PROPOSAL NO. 2: APPROVAL OF THE
UNITED THERAPEUTICS CORPORATION 2008 EQUITY INCENTIVE PLAN

        Effective November 12, 1997, our Board of Directors adopted the United Therapeutics Corporation 1997 Equity Incentive Plan, which was approved by our shareholders. On October 16, 1999, our Board amended and restated our 1997 Equity Incentive Plan (as so amended, our 1997 Plan) to permit equity awards to be granted to individuals who are directors (including non-employee directors), officers or employees (including employees who also are directors or officers) of or consultants to United Therapeutics or its subsidiaries, which amendment was approved by our shareholders. Our 1997 Plan provided for 7,000,000 shares eligible for award under the plan with an additional 7,939,517 shares eligible for award only to our Chief Executive Officer in accordance with her employment agreement. See the section entitled Equity Incentive Bonus Compensation below. As of December 31, 2007, 70,948 of the 7,000,000 share maximum remained available for issuance under our 1997 Plan to all participants other than our Chief Executive Officer. As of December 31, 2007, 6,039,991 of the 7,939,517 share maximum remained available for issuance to our Chief Executive Officer under our 1997 Plan.

        Stock options and other equity-based awards provide us flexibility to motivate, attract, and retain the services of employees upon whom our success depends and to provide them with an equity interest in our success in order to motivate superior performance. Our equity award grant practices are designed to reflect an appropriate balance between our shareholders' dilution concerns and our need to remain competitive by recruiting and retaining high-performing employees. As is discussed in detail in the section entitled Compensation Discussion and Analysis below, we believe that giving all of our full-time employees an economic interest in the long-term appreciation of our common stock through the grant of stock options and other equity-based awards encourages their continued strong performance and, in turn, creates value for our shareholders.

        We believe that our 1997 Plan has served us well and has supported and encouraged our growth over the nearly ten years that it has been in existence. Recognizing that awards under our 1997 Plan to participants other than our Chief Executive Officer were nearing the share maximum under that plan, on January 9, 2008, upon the recommendation of the Compensation Committee of our Board of Directors and subject to shareholder approval, our Board approved and adopted our 2008 Equity Incentive Plan (our 2008 Plan). Among other things, our 2008 Plan: (i) reproduces substantially the terms of our 1997 Plan (excluding those provisions relating to the dedicated option pool for our Chief Executive Officer), and (ii) reserves 7,000,000 shares of common stock for availability for awards under our 2008 Plan. No options or other performance awards, deferred share awards, stock appreciation rights or restricted stock awards are outstanding under our 2008 Plan. Any grants made pursuant to our 2008 Plan will be subject to shareholder approval of the plan and any such conditionally-awarded grants may not be exercised prior to such shareholder approval.

        Our Board of Directors believes that our 2008 Plan is in the best interests of our Company and our shareholders and will bolster our recruitment, retention and incentivization of employees, consultants and directors. As a near clone of our 1997 Plan that has served us well for nearly ten years of growth, our Board of Directors believes that our 2008 Plan will support and encourage our continued growth.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF OUR 2008 EQUITY INCENTIVE PLAN.

        The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at our annual meeting of shareholders is required to approve our 2008 Plan. Our 2008 Plan is included as Appendix A to this proxy statement.

        The principal features of our 2008 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of our 2008 Equity Incentive Plan in Appendix A to this proxy statement.

Summary of our 2008 Plan

        General.    The purpose of our 2008 Plan is to provide us with flexibility to motivate, attract, and retain the services of employees upon whom our success depends and to provide them with an equity interest in our Company in order to motivate superior performance. Our 2008 Plan currently provides for the grant of equity-based awards, including options, stock appreciation rights, restricted stock awards or performance share awards or any other right or interest relating to shares or cash, to eligible participants.

        Shares Subject to our 2008 Plan.    The aggregate number of shares reserved and available for award under our 2008 Plan is 7,000,000 (the Share Reserve). Our 2008 Plan contemplates the issuance of common stock upon exercise of options or other awards granted to eligible persons under our 2008 Plan. Shares issued under our 2008 Plan may be either authorized and unissued shares or previously issued shares acquired by us. Upon termination or expiration of an unexercised option, stock appreciation right or other stock-based award under our 2008 Plan, in whole or in part, the number of shares of common stock subject to such award again become available for grant under our 2008 Plan. Any shares of restricted stock forfeited as described below will become available for grant. The maximum number of shares that may be granted to any one participant in any calendar year may not exceed 500,000 shares.

        In the event of any change in capitalization of our Company, such as a stock split, merger, consolidation, separation, spin off, or other distribution of stock or property of our Company, any reorganization, any partial or complete liquidation of our Company or any extraordinary cash or stock dividend, the Compensation Committee (the Committee) will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under our 2008 Plan, in the share limitations for awards set forth in our 2008 Plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

        Our Chief Executive Officer will continue to participate in our 1997 Plan, under which 6,039,991 shares of our common stock remain reserved for future stock option grants to her. Such grants shall be made in accordance with her Executive Employment Agreement as discussed in the section entitled Equity Incentive Bonus Compensation below.

        Administration.    Our 2008 Plan is administered by the Committee, which has the power to determine the terms and conditions of awards. In addition, the Committee has the authority to amend, modify or terminate our 2008 Plan. No action by the Committee may affect any shares previously issued or any award previously granted under our 2008 Plan without the participant's written consent.

        Stock Options.    Options granted under our 2008 Plan are not generally transferable and must be exercised within 10 years, subject to earlier termination upon termination of the option holder's employment, but in no event later than the expiration of the option's term.

        Each option granted under our 2008 Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of our 2008 Plan. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another option in a manner qualifying under Section 424(a) of the Internal Revenue Code of 1986, as amended (the Code). Incentive stock options granted to any participant who owns 10% or more of our outstanding common stock

(a Ten Percent Shareholder) must have an exercise price equal to or exceeding 110% of the fair market value of a share of our common stock on the date of the grant and must not be exercisable for longer than five years.

        Options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under our 2008 Plan is ten years, provided that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding five years. Unless otherwise determined by the Committee, an option generally will remain exercisable for 90 days following the optionee's termination of service, except that if service terminates as a result of the optionee's normal retirement, death or disability, the option generally will remain exercisable for its remaining term. The Committee, in its discretion, may provide longer post-termination exercise periods, but in any event the option must be exercised no later than its expiration date.

        Stock options are not assignable or transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and as set forth in the option award agreement, an option is assignable or transferable subject to the applicable limitations described in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933 (which includes transfers to family members, family trusts or pursuant to domestic relations orders, but excludes transfers of options for consideration).

        Performance Awards.    Under our 2008 Plan, a participant may also be awarded a "performance award," which means that the participant may receive cash, stock or other awards contingent upon achieving performance goals established by the Committee. The Committee may also make "deferred share" awards, which entitle the participant to receive our stock in the future for services performed between the date of the award and the date the participant may receive the stock. The vesting of deferred share awards may be based on performance criteria and/or continued service with our Company. A participant who is granted a "stock appreciation right" under the Plan has the right to receive all or a percentage of the fair market value of a share of stock on the date of exercise of the stock appreciation right minus the grant price of the stock appreciation right determined by the Committee (but in no event less than the fair market value of the stock on the date of grant). Finally, the Committee may make "restricted stock" awards under our 2008 Plan, which are subject to such terms and conditions as the Committee determines and as are set forth in the award agreement related to the restricted stock. Unless the Committee otherwise provides, upon termination of a participant's employment during the period when the restrictions apply, the participant's restricted stock is forfeited to us.

        Section 162(m) of the Code limits our federal income tax deduction for compensation paid to our Chief Executive Officer and our three most highly paid executive officers (other than the Chief Financial Officer) for the applicable taxable year. The limit is $1,000,000 per officer per year, with certain exceptions. This deductibility cap does not apply to "performance-based compensation," if approved in advance by our shareholders. Our 2008 Plan provides that all or a portion of an award that is subject to performance-based vesting may be designed to qualify as deductible "performance-based compensation." The performance criteria for that portion of any award that is intended to qualify as deductible performance-based compensation will be a measure based on one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either our Company as a whole or to a subsidiary, division or other area of our Company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) cash flow; (b) earnings (including gross margin, earnings before interest and taxes (EBIT), earnings before taxes (EBT), earnings before interest, taxes, depreciation, amortization and stock option expense (EBITDASO), and net earnings); (c) ethical conduct; (d) communication of our clinical and scientific information; (e) market share; (f) product manufacturing and development;

(g) clinical trials; (h) earnings per share; (i) growth in earnings or earnings per share; (j) stock price; (k) return on equity or average shareholders' equity; (l) total shareholder return; (m) return on capital; (n) return on assets or net assets; (o) return on investment; (p) revenue; (q) income or net income; (r) operating income or net operating income; (s) operating profit or net operating profit; (t) operating margin; (u) return on operating revenue; (v) overhead or other expense reduction; (w) growth in shareholder value relative to the two-year moving average of the S&P 500 Index; (x) growth in shareholder value relative to the two-year moving average of the Dow Jones Industrial Average; (y) credit rating; (z) strategic plan development and implementation; (aa) succession plan development and implementation; (bb) retention of executive talent; (cc) improvement in workforce diversity; (dd) return on average shareholders' equity relative to the ten-year treasury yield; (ee) capital resource management plan development and implementation; (ff) improved internal financial controls plan development and implementation; (gg) corporate tax savings; (hh) corporate cost of capital reduction; (ii) investor relations program development and implementation; (jj) corporate relations program development and implementation; (kk) executive performance plan development and implementation; and (ll) tax provision rate for financial statement purposes. The Committee may adjust the performance results to take into account extraordinary, unusual, non-recurring, or non-comparable items. No award of restricted stock, deferred stock or other awards granted under our 2008 Plan (other than stock options and stock appreciation rights) that is intended to satisfy the requirements for "performance based compensation" under Section 162(m) of the Code will be payable unless the Committee certifies in writing that the applicable performance goals have been satisfied.

        Change in Control.    In the event of certain changes in control of United Therapeutics, the Committee has the discretion to provide that any award under our 2008 Plan that may be exercised will become fully vested and exercisable, and/or that all restrictions on any awards under our 2008 Plan will lapse as the Committee determines, which may be prior to the change of control.

        Termination or Amendment.    Our 2008 Plan will continue in effect until the first to occur of (i) its termination by the Committee or (ii) the date on which all shares available for issuance under our 2008 Plan have been issued and all restrictions on such shares under the terms of our 2008 Plan and the agreements evidencing awards granted under our 2008 Plan have lapsed. However, no incentive stock option may be granted under our 2008 Plan after April 28, 2018.

        The Committee may terminate or amend our 2008 Plan at any time, provided that without shareholder approval, our 2008 Plan cannot be amended to increase the Share Reserve, change the class of persons eligible to receive incentive stock options or effect any other change that would require shareholder approval under any applicable law. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law.

        The foregoing summary of certain provisions of our 2008 Plan is qualified by reference to the text of our 2008 Plan attached as Appendix A to this proxy statement.

        The aggregate market value of the shares of our common stock held by non-affiliates based on the closing price of our common stock on March 5, 2008, of $82.72 as reported by the NASDAQ Global Select Market was $1,830,600,000.

Summary of Federal Income Tax Consequences of our 2008 Plan

        The following summary describes the typical U.S. federal income tax consequences of awards granted under our 2008 Plan based upon provisions of the Code, as in effect on the date hereof, current regulations promulgated and proposed thereunder, and existing public and private administrative rulings of the Code, all of which are subject to change (possibly with retroactive effect). This is not intended to be a complete analysis and discussion of the federal income tax treatment of awards under our 2008 Plan, and does not discuss estate or gift taxes or the income tax laws of any municipality, state, or foreign country. Our Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an award, and may require the participant to pay such taxes as a condition to exercise of an award.

        Stock Options.    ISOs and non-qualified stock options (NQSOs) are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.

        A participant is not taxed on the grant or, except as described in the next sentence, the exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date, however, will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of the exercise of an ISO. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the participant's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price).

        If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, then: (i) if the proceeds received exceed the exercise price of the ISO, the participant will recognize capital gain equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of the ISO; or (ii) if the proceeds received are less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received. Capital gains recognized upon a disqualifying disposition will be taxable as long term capital gains if the participant held the shares for more than one year after the exercise of the ISO, or otherwise as short-term capital gains if the participant held the shares for less than one year after the exercise of the ISO. Capital losses recognized upon a disqualifying disposition will offset long term capital gains if the participant held the shares for more than one year after the exercise of the ISO, or otherwise will offset up to $3,000 of long-term or short-term capital gains each year with the remainder carried forward if the participant held the shares for less than one year after the exercise of the ISO.

        Our Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, our Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

        The recipient of an NQSO will not realize any taxable income upon the grant of the option. Upon exercise of such option, the participant will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. Our Company will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant. Upon the sale of such shares, the participant will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the fair market value on the date of exercise. Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under our 2008 Plan by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a disposition for purposes of applying the ISO holding periods discussed above.

        Stock Appreciation Rights.    There will be no federal income tax consequences to either the participant or our Company on the grant of a stock appreciation right or while the right remains outstanding. Upon the exercise of such right, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares received by such participant as a result of such exercise. Our Company will generally be entitled to a corresponding tax deduction.

        Restricted Stock.    The federal income tax consequences of a grant of restricted stock depend upon whether or not a participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code (an 83(b) election). If no 83(b) election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock. When the restrictions on the shares lapse, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the restricted stock at that time. If the 83(b) election is made, the participant will recognize taxable income at the time of the grant of restricted stock in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof.

        The participant's tax basis in the restricted stock is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

        Our Company will be entitled to a tax deduction in the same amount as the income recognized by the participant as a result of the grant of restricted stock or lapse of restrictions in the taxable year in which the participant recognizes such income.

        Deferred Stock/Other Stock Awards.    Participants will not have taxable income upon the grant of deferred stock or other stock awards. Recognition of taxable income is postponed until the restrictions on the awards lapse. At that time, the participant will recognize taxable income equal to the then fair market value of the shares or other property issuable in payment of such award, and such amount will be the tax basis for such shares. Our Company will be entitled to a tax deduction in the same amount as the income recognized by the participant as a result of the lapse of restrictions in the taxable year in which the participant recognizes such income.

        Other Tax Issues.    As noted above, Section 162(m) of the Code limits our federal income tax deduction for compensation paid to the Chief Executive Officer and any of the three other most highly compensated executive officers (other than the Chief Financial Officer) for the applicable taxable year. In certain instances, our Company may be denied a compensation deduction for awards granted to certain executive officers that do not qualify as "performance-based compensation" to the extent their aggregate compensation exceeds $1,000,000 in a given year.

        As noted above, the Committee may, in its sole discretion, accelerate the payment or vesting or release any restrictions on any awards in the event of a change in control of our Company (as defined in our 2008 Plan) or in the event of certain tender offers. If a participant's award vests because of a change in (i) the ownership or effective control of our Company or (ii) the ownership of a substantial portion of the assets of our Company and the participant is an officer, shareholder or highly-compensated employee of our Company, such acceleration could be subject to the "golden parachute" provisions of Sections 280G and 4999 of the Code. In that event, our Company could be denied all or part of its tax deduction and the participant could be subject to excise tax.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

        The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ended 2008. Services provided to us and our subsidiaries by Ernst & Young LLP in 2007 are described under the section entitled Principal Accountant Fees and Services below.

        We ask our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, our Board of Directors has chosen to submit the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be present at our 2008 annual meeting of shareholders to respond to appropriate shareholder questions and to makes such statements as they may desire.

        The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at our 2008 annual meeting of shareholders is required for ratification.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

        In the event our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our the best interests and those of our shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis will describe the Compensation Committee's compensation objectives and policies for our Named Executive Officers, including executive pay decisions and processes and all elements of United Therapeutics' executive compensation program.

        United Therapeutics' Named Executive Officers, a group comprised of the Chief Executive Officer, the Chief Financial Officer, and two other executive officers in 2007, are the following four individuals:

Martine Rothblatt, Ph.D.	Chief Executive Officer
Roger Jeffs, Ph.D.	President and Chief Operating Officer
Paul Mahon, J.D.	Executive Vice President, Strategic Planning and General Counsel
John Ferrari	Chief Financial Officer and Treasurer

Executive Summary

        The Board of Directors believes that United Therapeutics has an exceptional leadership team (including each of our Named Executive Officers) and that their leadership is one of the principal reasons why United Therapeutics has consistently generated industry-leading performances over the past six years. The Compensation Committee believes it is critical to United Therapeutics' future success that the Company retain and reward executive officers in a manner that supports a strong pay-for-performance philosophy such that the compensation realized by the executive officers reflects the operational performance of the company and the value realized by shareholders. The Compensation Committee believes that these objectives are accomplished through the following executive compensation principles and processes that the Compensation Committee follows in establishing executive compensation:

  •
  Compensation for our Named Executive Officers is benchmarked against two peer groups (defined more fully in the section entitled Benchmarking Compensation below) in order to provide competitive compensation to our executives and to forestall their loss to competitors.

  •
  Target compensation opportunities are established at or above the 75th percentile of the Similarly Situated Peer Group and at the 50th percentile of the High Performing Peer Group (as defined below) for each element of total direct compensation (as defined below). The Compensation Committee's program is flexible enough to allow it to provide compensation above or below these target opportunities so that the compensation realized by executives is aligned with their performance.

  •
  A substantial portion of target total direct compensation (defined as base salary plus annual target incentive cash bonus plus annual target equity incentive bonus grant value) is delivered in the form of variable, performance-based cash and stock option-based compensation structured with the intent to create an appropriate balance between United Therapeutics' long-term and short-term performance and a positive relationship between United Therapeutics' operational performance and shareholder return. For 2007, such variable compensation comprised an average of approximately 90% of target total direct compensation, approximately the same percentage as in 2006. In particular, in 2007, an average of approximately 85% of our Named Executive Officers' total direct compensation was delivered in the form of stock options, supporting our objectives to provide significant incentives to our Named Executive Officers to increase shareholder value and to align our Named Executive Officers' interests with those of our shareholders.

  •
  In order to promote the retention of our Named Executive Officers and other key executives, certain elements of our executive compensation program require continued service in order to receive a payout. In particular, in order to be entitled to any benefit under our Supplemental Executive Retirement Plan (SERP), an executive must remain employed with United Therapeutics until at least the age of 60. Additionally, our annual stock option awards to our Named Executive Officers other than our Chief Executive Officer are structured to vest in equal annual installments over a three-year period.

        Compensation recommendations for our Named Executive Officers are developed by the Compensation Committee with input from the Chief Executive Officer (other than with respect to her compensation) and Compensia, Inc., the Compensation Committee's independent consultant. For additional information regarding the role of Compensia, see the section entitled Compensation Committee above. No other members of management are involved in compensation decisions for our Named Executive Officers. The ultimate decision regarding all compensation of our Named Executive Officers rests with the Compensation Committee.

        Actual total direct compensation during the first-half of 2007 (defined as one half of annual base salary plus the cash and equity incentive bonus awards for the first half of 2007, including one half of Dr. Rothblatt's 2007 equity incentive award) was above the 75th percentile of the Similarly Situated Peer Group and above the 70th percentile of the High Performing Peer Group, with the peer group data prorated to reflect one half of compensation received in 2006 for comparison purposes. The Compensation Committee believes this level of compensation is appropriate considering the following information relating to United Therapeutics' overall performance, financial condition and prospects:

  •
  United Therapeutics' stock price increased 83% during 2007;

  •
  As of November 26, 2007, United Therapeutics had achieved six consecutive years of more than 30% revenue growth, and based on a report prepared by Compensia, it was ranked first among leading U.S. biopharmaceutical and biotechnology companies;

  •
  As of November 26, 2007, based on a report prepared by Compensia, (i) United Therapeutics' market capitalization per employee was ranked fourth among leading biopharmaceutical and biotechnology companies; (ii) United Therapeutics' trailing 12 month price/earnings ratio was ranked sixth among leading biopharmaceutical and biotechnology companies; and (iii) United Therapeutics' revenue per employee was ranked seventh among leading biopharmaceutical and biotechnology companies; and

  •
  United Therapeutics announced positive results from its pivotal clinical trial of an inhaled formulation of its lead product, Remodulin.

Executive Pay Decisions and Process

Compensation Guiding Principles

        United Therapeutics' executive compensation program is designed to achieve four primary objectives: (i) to attract and retain highly-competent executive officers capable of leading United Therapeutics to the fulfillment of its business objectives and continued growth to augment shareholder value; (ii) to offer competitive compensation opportunities that reward individual contributions and corporate performance; (iii) to align the interests and compensation of executive officers with the value created for shareholders through a strong pay-for-performance culture; and (iv) to incentivize executive officers to consider the long-term as well as the short-term best interests of United Therapeutics.

        The Compensation Committee believes that substantial portions of total potential compensation for our Named Executive Officers should be "at risk", or dependent on United Therapeutics' achievement of pre-determined operational goals and increasing shareholder value. For instance, in 2007 the Compensation Committee noted that the overall cash compensation paid to our Named

Executive Officers remained consistent with the Committee's compensation guiding principles, although the mix of base salary and cash incentive bonus award was more heavily weighted toward base salary than that of United Therapeutics' peers. In 2007, the Compensation Committee increased the ratio of at-risk compensation to fixed compensation for each of our Named Executive Officers, as annual cash incentive bonus target opportunities and equity incentive targets were increased at a rate greater than increases to base salaries.

Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions

        Benchmarks.    As one factor in its compensation decision-making process, the Compensation Committee benchmarks the compensation practices of two peer groups made up of United Therapeutics' labor market competitors in order to assess the competitiveness of proposed base salaries, cash incentive bonus target opportunities and equity incentive bonus targets for our Named Executive Officers. The Compensation Committee reviews the companies included in the two peer groups annually and makes adjustments to the groups as necessary to ensure that these groups continue to properly reflect the market in which United Therapeutics competes for talent.

        The first peer group, called the Similarly Situated Peer Group, includes biopharmaceutical and biotechnology companies that are labor market competitors for executive talent and are in a similar range with United Therapeutics with respect to several metrics, principally the last four quarters' revenue, last four quarters' net income, number of employees at year end, market capitalization, market capitalization as a multiple of revenue, revenue per employee and market capitalization per employee. For 2007, the Similarly Situated Peer Group was comprised of the same companies as it was in 2006. They are as follows:

• Charles River Laboratories, Inc.	• Neurocrine Biosciences, Inc.
• Encysive Pharmaceuticals Inc.	• Pharmion Corporation
• Integra LifeSciences Holdings Corporation	• PDL Biopharma, Inc.
• King Pharmaceuticals, Inc.	• QLT Inc. (USA)
• Ligand Pharmaceuticals, Inc.	• Techne Corporation
• Martek Biosciences Corporation	• Valeant Pharmaceuticals International
• Medicis Pharmaceutical Corporation	• Vertex Pharmaceuticals Incorporated
• Millennium Pharmaceuticals, Inc.	• ZymoGenetics, Inc.
• Nabi Biopharmaceuticals

        The second peer group, called the High Performing Peer Group, includes biopharmaceutical and biotechnology companies deemed to be industry leaders by the Compensation Committee, regardless of size, as measured by financial performance, shareholder value creation and drug development and commercialization. These companies also compete with United Therapeutics for executive talent. The Compensation Committee believes this latter group is an important comparison based on United Therapeutics' historical performance and consequently, the marketability of United Therapeutics executives to other companies. For 2007, the High Performing Peer Group was comprised of the same companies as it was in 2006. They are as follows:

• Allergan, Inc.	• Genzyme Corporation
• Amgen, Inc.	• Gilead Sciences, Inc.
• Barr Pharmaceuticals, Inc.	• ImClone Systems Incorporated
• Biogen Idec Inc.	• Invitrogen Corporation
• Celgene Corporation	• MedImmune, Inc.
• Forest Laboratories, Inc.	• Sepracor Inc.
• Genentech, Inc.

        With the assistance of Compensia, the Compensation Committee reviews the executive pay practices of these peer companies as reported in their public filings. The Compensation Committee compares its proposed base salaries and annual cash incentive target opportunities and equity incentive bonus targets for our Named Executive Officers with those of both peer groups based on a report provided by Compensia.

        Target Pay Position.    Target compensation opportunities are established at or above the 75th percentile of the Similarly Situated Peer Group and at or above the 50th percentile of the High Performing Peer Group for each element of compensation, as well as for total compensation. The Compensation Committee agreed to target the 75th percentile of the Similarly Situated Peer Group based on its desire to retain what it believes is an exceptional management team and in recognition of United Therapeutics' long-track record of performing at or near the top of this peer group against key operational and stock growth benchmarks. A lower target percentile is used for the High Performing Peer Group because these companies tend to be larger than United Therapeutics. The Compensation Committee evaluates pay competitiveness on an element-by-element basis, as well as on a total compensation basis. This type of evaluation assists the Compensation Committee with its determination of the overall compensation to be provided to the Named Executive Officers as well as the appropriate mix and weighting of each pay element. This approach also provides the Compensation Committee with flexibility to focus on one or another element from year-to-year.

        Tally Sheets.    The Compensation Committee periodically reviews tally sheets for our Named Executive Officers and utilizes them, along with peer group analyses, in making its compensation decisions. These tally sheets assign dollar amounts to each component of compensation for our Named Executive Officers, including current pay (base salary and cash and equity incentive bonus awards), outstanding equity awards, benefits, perquisites and potential change in control severance payments. These tally sheets are one tool used by the Compensation Committee in the process of evaluating the total amount of compensation provided to each Named Executive Officer and the impact that any adjustment to the various elements of Named Executive Officer's current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions.

        Other Factors Affecting Compensation Decisions.    In addition to benchmarking and tally sheets, the Compensation Committee also takes into account the financial performance of United Therapeutics, including without limitation, independent analyst reports on United Therapeutics, changes in its stock price and fundamental achievements (such as successful clinical trial results), and, based on this information, may make adjustments up or down to our Named Executive Officers' benchmarked levels of compensation accordingly.

Discussion of the Components of United Therapeutics'
Executive Compensation Program and Review of
2007 Executive Compensation Decisions

Summary of 2007 Compensation

        Total compensation earned or paid to our Named Executive Officers in 2007 is shown in detail in the table entitled Summary Compensation below. For more details on compensation resulting directly from the exercise of stock options by our Named Executive Officers, please see the table entitled Option Exercises and Stock Vested and in the section entitled Equity Incentive Bonus Compensation below.

        The main components of compensation to our Named Executive Officers are base salary, cash incentive bonus compensation and equity incentive bonus compensation. The following table shows our Named Executive Officers' base salaries and target variable compensation for 2007 and the amount of any increase from 2006. The basis for the Compensation Committee's decisions with respect to each compensation component for 2007 are discussed in greater detail below.

Summary 2007 Target Compensation

Executive Officer	2007 Base Salary	% Increase Over 2006 Base Salary	2007 Cash Incentive Bonus Target	% Increase over 2006 Cash Incentive Bonus Target	2007 Equity Incentive Bonus Target	% Increase over 2006 Equity Incentive Bonus Target

Martine Rothblatt	$755,000	4%	$600,000	20%	(1)	(1)

Roger Jeffs	$675,000	4%	$420,000	20%	175,000	0%

Paul Mahon	$585,000	5%	$250,000	25%	125,000	0%

John Ferrari	$320,000	(2)	$140,000	(2)	75,000	(2)

(1)
Equity incentive bonus awards for Dr. Rothblatt, if any, are determined at the end of each calendar year in accordance with a formula set forth in her employment agreement based on the average closing price of United Therapeutics' common stock for the month of December.

(2)
Mr. Ferrari did not become a Named Executive Officer until the second half of 2006.

2007 Base Salary

        Base salary is the primary fixed element of the compensation packages for our Named Executive Officers. The Compensation Committee reviews and establishes base salary amounts for our Named Executive Officers each year taking into consideration the following three factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) United Therapeutics' overall performance, financial condition and prospects; and (iii) the annual compensation received by comparable positions at United Therapeutics' peers as described in the section entitled Benchmarking of Compensation, Target Pay Position, Tally Sheets and Other Factors Affecting Compensation Decisions above.

        In February 2007, the Compensation Committee approved the base salaries for our Named Executive Officers listed in the Summary 2007 Target Compensation table above consistent with the average merit salary increase for United Therapeutics employees in 2007. As this increase reflected the Company-wide merit salary increase, the Compensation Committee did not consider other factors when determining these salary increases. These salaries became effective on April 1, 2007.

2007 Cash Incentive Bonus Target Opportunities

        Each year, the Compensation Committee establishes maximum annual cash incentive bonus target opportunity amounts for each of our Named Executive Officers, taking into consideration the same factors as it does when determining base salary. As described in the section entitled Compensation Guiding Principles above, the Compensation Committee increased the 2007 cash incentive bonus target opportunities for our Named Executive Officers at a higher rate than it increased base salaries in order to raise the percentage of at-risk compensation for our Named Executive Officers dependent on United Therapeutics' performance. While the Compensation Committee does not set a target percentage of our Named Executive Officers' base salaries in order to determine the maximum cash incentive bonus target opportunities for our Named Executive Officers, one of the Committee's objectives is to increase at-risk compensation for our Named Executive Officers over time. The maximum annual cash incentive bonus target for each Named Executive Officer for 2007 is shown in the Summary 2007 Target Compensation table above.

2007 Equity Incentive Bonus Targets

        Dr. Rothblatt.    In accordance with the terms of her employment agreement, Dr. Rothblatt is eligible to receive an annual award of stock options under United Therapeutics' 1997 Equity Incentive Plan to purchase the number of shares of common stock at its closing price on December 31st of each year that is equal to one-eighteenth of one percent of the increase in United Therapeutics' market capitalization each year based on the average closing price of United Therapeutics' stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options determined by this contractual formula. These stock options, if granted, are granted on December 31st of each year and are fully exercisable on the date of grant. The Compensation Committee believes that the structure of Dr. Rothblatt's annual equity incentive bonus compensation is designed to pay for performance and align Dr. Rothblatt's interests with those of our shareholders. In calendar years in which United Therapeutics' stock price increases, Dr. Rothblatt receives equity incentive bonus compensation in proportion to the increase. In calendar years in which United Therapeutics' stock price does not increase, Dr. Rothblatt receives no equity incentive bonus compensation under her employment agreement and her outstanding stock options do not increase in value, as was the case in 2000, 2001, 2004 and 2006.

        Dr. Jeffs and Messrs. Mahon and Ferrari.    Twice each year, on approximately the same schedule as the cash incentive bonus awards, our Named Executive Officers other than Dr. Rothblatt have been awarded stock option grants under United Therapeutics' 1997 Equity Incentive Plan, and, beginning in 2008, will be awarded stock options under the 2008 United Therapeutics Corporation Equity Incentive Plan if it is approved by United Therapeutics' shareholders, up to a predetermined annual maximum target amount. The maximum stock option award amount is established each February by the Compensation Committee. In establishing the maximum equity incentive bonus targets, the Compensation Committee takes into consideration the factors listed in the section entitled Compensation Guiding Principles above. For 2007, the equity incentive bonus targets for Dr. Jeffs and Mr. Mahon remain unchanged from 2006, while the equity incentive bonus target for Mr. Ferrari was increased by approximately 42,000 stock options from the number of stock options that were awarded to him in 2006. The primary reason for this increase was to increase his equity incentive compensation target to a market competitive level in recognition of his appointment to Chief Financial Officer. The equity incentive bonus target for each Named Executive Officer for 2007 is shown in the Summary 2007 Target Compensation table above.

        The Compensation Committee's standard practice is to grant stock options to our Named Executive Officers, other than Dr. Rothblatt, that vest in equal annual installments over a three-year period.

Cash Incentive Bonus Compensation

        Cash incentive bonus compensation for our Named Executive Officers is primarily based on United Therapeutics' Company-wide Milestone Incentive Bonus Program for which all full-time employees of United Therapeutics are eligible. This program, administered by the Compensation Committee, establishes qualitative or quantitative metrics, as appropriate, for each of five Company-wide Milestones which reflect core performance measures for the success of United Therapeutics' business. With the participation of the Chief Executive Officer, the Compensation Committee selects these Milestones as the most important substantive activities of United Therapeutics and the ones which the Compensation Committee believes translate most directly into short-, medium-and long-term value growth. Our Company-wide Milestones at the end of 2007 were:

Milestone 1	—	Earnings Before Interest, Tax, Depreciation, Amortization and Stock Options (EBITDASO) per share growth, excluding one-time events, in the top quintile of United Therapeutics' peer group, as measured by a 40% growth in EBITDASO for the same quarter in sequential years or 10% growth in EBITDASO for sequential quarters
Milestone 2	—	Ethical conduct, including the absence of material legal problems
Milestone 3	—	Communication of United Therapeutics' clinical and scientific information and market share
Milestone 4	—	Product manufacturing and pipeline development
Milestone 5	—	Clinical trial completions, publication and expert rankings of approved drugs

        The First Milestone relates to cash profits, a short-term objective because this metric reflects United Therapeutics' quarterly growth and directly affects United Therapeutics' stock price. The third Milestone relates to market awareness of United Therapeutics' products, a sustaining factor in maintaining cash profits, thus a medium-term objective. The fifth Milestone relates to starting and completing new clinical trials and getting the results published, which is how United Therapeutics can sustain long-term growth. The other two Milestones relate to avoiding manufacturing problems and legal problems, thus reducing risks to United Therapeutics' short-, medium- and long-term growth prospects. The Compensation Committee believes that these Milestones are a good indicator of future stock market performance.

        Partial credit opportunities are available for achieving certain Milestones based on performance goals established by the Compensation Committee. In addition, the Compensation Committee annually assigns each Milestone a percentage weighting of the overall cash incentive bonus target opportunity. Each Milestone is initially weighted equally for each performance period and the Compensation Committee then adjusts the weighting for difficulty. For example, in 2007, the Milestone relating to cash profits was assigned a greater weight, while the Milestone relating to legal problems was assigned a lesser weight, because the former is the most difficult to achieve while the latter is the easiest to achieve. The weighting of the Milestones reflects the relative importance of each performance measure for each semi-annual performance period, and can change from year to year or performance period to performance period.

        The Milestones are meant to challenge our Named Executive Officers; therefore, the Compensation Committee believes they are difficult to meet, as evidenced below in the description of the payout for the second half of 2006 and first half of 2007, and require significant leadership and execution on behalf of our Named Executive Officers. Because of this, the Compensation Committee believes that the cash incentive bonus program effectively supports the Compensation Committee's objectives related to promoting a strong pay-for-performance culture and rewarding our Named Executive Officers for their individual and corporate performance.

        Twice yearly, the Compensation Committee reviews United Therapeutics' achievement of the Milestones and establishes performance goals for the Milestones. The Company-wide Milestone

Incentive Bonus Program is assessed on a semi-annual basis because the Compensation Committee believes that holding our Named Executive Officers accountable twice a year, instead of once a year, produces better performance from them. In addition, the environment in which United Therapeutics operates is so dynamic that setting performance objectives over a period longer than six months risks either setting goals that would prove frustratingly unrealistic or too easy to achieve.

        Although cash incentive bonus awards are made on a semi-annual basis and the first award may be for less than half of the maximum annual cash incentive bonus target opportunity amount for a Named Executive Officer, the Compensation Committee has the option to award the maximum annual cash incentive bonus target amount for any annual period, and has previously done so. In addition, the Compensation Committee may award an amount in excess of the maximum annual cash incentive bonus target opportunity based on superlative individual performance, and has previously done so.

        For 2007, the Compensation Committee made a mid-year determination of cash incentive bonus awards for our Named Executive Officers in July 2007, which awards were paid in September 2007. The Compensation Committee will make a year-end determination of cash incentive bonus awards for our Named Executive Officers in April 2008 for payment in April 2008.

First Half of 2007 Milestones (awarded on September 15, 2007)

        For the first half of 2007, the Milestones were as follows:

First Half of 2007 Milestones

Milestone			Maximum Target

Milestone 1	—	Operating cash flow (OCF) per share growth in the top quintile of United Therapeutics' peer group, as measured by a 40% growth in OCF/share for the same quarter in sequential years and 10% growth in OCF/share for sequential quarters	Up to 25%

Milestone 2	—	Ethical conduct	Up to 15%

Milestone 3	—	Communication of United Therapeutics' clinical and scientific information and market share	Up to 20%

Milestone 4	—	Product inventory and development	Up to 20%

Milestone 5	—	Clinical trials	Up to 20%

        Partial credit opportunities are available for certain Milestones based on the following performance goals established by the Compensation Committee:

Partial Credit Performance Goals

Milestone 1	—	OCF in the top quintile, but not quarter-to-quarter growth, will earn 40% of this Milestone Target.

Milestone 2	—	Absence of ethical conduct issues, but presence of a business lawsuit, will earn 33% of this Milestone Target.

Milestone 3	—	Greater than 80% awareness of key information about our lead product, Remodulin, even if Remodulin does not achieve the top-selling position in its class in major markets other than Japan, will earn 50% of this Milestone Target.

Milestone 4	—	For adequate inventory, 11% of this Milestone Target will be earned. For each development program in progress, 1% of the overall Company-wide Milestone Incentive Bonus Program potential award will be earned, provided that specified progress in clinical trials has been achieved, up to the Maximum Target.

Milestone 5	—	Each publication in a top-tier medical journal will earn 5% of this Milestone Target, even in the absence of a top ranking in medical consensus statements. Each pivotal trial fully enrolled will earn 5% of this Milestone Target.

        In May 2007, the Compensation Committee adopted an extra Milestone that represents an additional payout opportunity in the event that at least 70% of an assessment period's Milestones are achieved (the Herculean Milestone). The Herculean Milestone, which applies to all future Milestone cash incentive bonus awards, was designed to incentivize employees to achieve superlative results for United Therapeutics. The Herculean Milestone is awarded on a graduated basis, depending on the percentage of total Milestones achieved: an additional 4% will be added if between 70% and 79% of the Milestones are achieved, an additional 7% will be added if between 80% and 89% of the Milestones are achieved, and an additional 10% will be added if 90% or greater of the Milestones are achieved.

        With respect to United Therapeutics' performance as compared to the Company-wide Milestone Incentive Bonus Program target criteria for the first half of 2007, the Compensation Committee, after consultation with the Chief Executive Officer, determined that 71% of Milestones were achieved, in accordance with the following analysis:

• Milestone 1 (25% weight): Since United Therapeutics' operating cash flow per share for the second quarter of 2007 rose in excess of 60% to approximately $1.13 per share as compared to approximately $0.72 per share in the first quarter of 2007, United Therapeutics fully achieved more than the target growth rate on a quarterly basis.
Award: 25%
• Milestone 2 (15% weight): Since material legal or ethical problems did not exist during the first half of 2007, this Milestone was fully achieved.
Award: 15%

• Milestone 3(20% weight): Even though United Therapeutics' lead product, Remodulin, likely achieved the top-selling position in its class in major markets other than Japan during the first half of 2007, a market research survey United Therapeutics commissioned established that United Therapeutics did not achieve greater than 80% awareness of key information about its lead product, Remodulin, among specified prescribers. Thus, this Milestone was not achieved, even partially.
Award: 0%

• Milestone 4 (20% weight): Since United Therapeutics exceeded its manufacturing goals for Remodulin production during the first half of 2007, a partial Milestone award worth 11% was made based on the weight provided to this component by the Compensation Committee. Since United Therapeutics had pending clinical trials in different Phases in its three therapeutic platforms (cardiovascular diseases, infectious diseases and cancer) during the first half of 2007, a partial Milestone award worth 5% was made based on the weight provided to this component by the Compensation Committee.
Award: 16%

• Milestone 5 (20% weight): Since United Therapeutics' pivotal trial for our investigational product inhaled treprostinil was fully enrolled during the first half of 2007, a partial Milestone award worth 5% was made based on the weight provided to this component by the Compensation Committee. Although United Therapeutics achieved a top ranking for Remodulin in a medical community prescription guidance publication during the first half of 2007, this publication did not reflect a consensus of the prescribing community and Remodulin did not achieve a top ranking in the last full consensus guideline, so a partial Milestone award worth 10% was achieved based on the weight provided to this component by the Compensation Committee.
Award: 15%
Total Award: 71%

        Since 71% of our Milestones was achieved, a Herculean Milestone of 4% was also earned, which resulted in a determination by the Compensation Committee that each Named Executive Officer was entitled to a cash incentive bonus award equal to at least 75% of one half of that Named Executive Officer's annual cash incentive bonus target opportunity, subject to a discretionary increase by the Compensation Committee. The Compensation Committee did not exercise its discretion to increase any awards payable to our Named Executive Officers for performance in the first half of 2007 because it felt that the bonus amount awarded was appropriate to reward performance without adjustment.

        Cash incentive bonus awards for the first half of 2007 were as follows:

Executive Officer	First Half 2007 Cash Incentive Bonus Award	% of 2007 Annual Cash Incentive Target Opportunity

Martine Rothblatt	$225,000	38%

Roger Jeffs	$157,500	38%

Paul Mahon	$93,750	38%

John Ferrari	$52,500	38%

This partial mid-year cash incentive bonus award was paid without prejudice to our Named Executive Officers' possibility of receiving their maximum 2007 cash incentive bonus target opportunity amount at year-end at the discretion of the Compensation Committee. These amounts are shown in the Summary Compensation table below in the Non-Equity Incentive Compensation column and in the Bonus column (which reflects the portion of the cash incentive bonus award attributable to the Herculean Milestone paid for the first half of 2007).

Second Half of 2007 Milestones

        In October 2007, the Compensation Committee approved the following three modifications to the target criteria for the Company-wide Milestone Incentive Bonus Program to Milestone 1 and Milestone 4:

  •
  The Milestone 1 metric was changed from operating cash flow (OCF) per share to earnings before interest, tax, depreciation, amortization and stock options (EBITDASO) per share;

  •
  The Milestone 1 growth metric was changed from 40% growth per quarter in sequential years and 10% growth per quarter in sequential quarters to 40% growth per quarter in sequential years or 10% growth per quarter in sequential quarters; and

  •
  Milestone 4 was modified to replace "Product inventory and development" with "Product manufacturing and pipeline development."

        The 2007 second-half cash incentive bonus award to our Named Executive Officers will be determined by the Compensation Committee on or around April 1, 2008 for payment in April 2008. Accordingly, the value of the cash incentive bonus awards for our Named Executive Officers is not yet known. However, in February 2008, the Compensation Committee did determine that 55% of the Second Half 2007 Milestones had been achieved for the second half of 2007 with respect to the award of cash and equity incentive bonus compensation under the Company-wide Milestone Incentive Bonus Program in which all eligible full-time employees participate, other than our Named Executive Officers. For more details regarding payments to be made in 2008 pursuant to the 2007 second-half cash incentive bonus award, please see the table entitled Summary Compensation below.

Equity Incentive Bonus Compensation

        Our equity incentive bonus compensation is currently structured to award stock options to our Named Executive Officers. Stock options realize value only if United Therapeutics' stock price increases (which benefits all shareholders) and only if each of our Named Executive Officers remains with United Therapeutics until his or her stock options vest. For this reason, the Compensation Committee believes that awarding stock options to our Named Executive Officers structures our compensation program to pay for performance. Although the Compensation Committee may examine the potential use of other forms of equity compensation in the future, the Compensation Committee continued to grant stock options in 2007 because it believes that stock options are an effective means of: (i) attracting and retaining our Named Executive Officers, encouraging a sense of ownership in United Therapeutics for our Named Executive Officers; (ii) linking pay with performance; and (iii) aligning the interests of our Named Executive Officers and our shareholders. Stock option grants to our Named Executive Officers other than Dr. Rothblatt have been awarded under our 1997 Plan, and, beginning in 2008, will be awarded under our 2008 Plan if it is approved by our shareholders, up to the predetermined annual maximum target amount.

Second Half of 2006 Stock Option Awards (awarded on March 15, 2007)

        In February 2007, the Compensation Committee approved the following equity incentive bonus awards for our Named Executive Officers based on their performance in the second half of 2006, taking into consideration: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results and strategic accomplishments; (ii) United Therapeutics' overall performance, financial condition and prospects; and (iii) accomplishments under the Company-wide Milestone Incentive Bonus Program.

Executive Officer	Second Half 2006 Equity Incentive Bonus Award	% of Annual Equity Incentive Target

Roger Jeffs	52,500	30%

Paul Mahon	37,500	30%

John Ferrari	9,000	(1)

    (1)
    Mr. Ferrari did not become a Named Executive Officer until the second half of 2006

        Dr. Rothblatt.    As previously discussed, the amount of Dr. Rothblatt's stock option equity incentive bonus award, if any, is determined by a formula in her employment agreement and awarded once each year on December 31st. No stock options were awarded to her for the second half of 2006 because the market capitalization of United Therapeutics as of December 31, 2006 was not higher than it was on January 1, 2006.

        Dr. Jeffs and Messrs. Mahon and Ferrari.    As noted above, the size of the stock option awards granted to Dr. Jeffs and Messrs. Mahon and Ferrari depends on corporate and individual performance. The number of stock options awarded to our Named Executive Officers other than Dr. Rothblatt in 2007 for Second Half 2006 performance, was determined based on the following:

        • Overall performance, financial condition and prospects.    For the second half of 2006, the Committee determined that United Therapeutics achieved 60% of the Milestones. This achievement demonstrated strong performance during the second half of 2006 and was an important factor in the Compensation Committee's determination of the size of the equity incentive bonus awards for Dr. Jeffs and Messrs. Mahon and Ferrari. The Compensation Committee also considered that 2006 was the third year in a row that United Therapeutics revenues increased by 40% annually despite encountering material challenges each year.

  •
  Subjective evaluation of individual performance:

    Dr. Jeffs.    Dr. Jeffs received a year-end equity incentive bonus award of 52,500 stock options, which is equal to 60% of his six-month year-end equity incentive bonus target for the second half of 2006. The Compensation Committee felt that Dr. Jeffs performed superbly as President and Chief Operating Officer in his responsibility for United Therapeutics' clinical and commercial development programs during the second half of 2006. The Compensation Committee was pleased with Dr. Jeffs' development of plans for United Therapeutics' new facility in Research Triangle Park, North Carolina, and also with his management in launching two innovative trials for oral Remodulin, while maintaining momentum in other development programs. His leadership in sales and marketing and shepherding the growth of United Therapeutics' lead product was noted as being particularly accomplished.

    Mr. Mahon.    Mr. Mahon received a year-end equity incentive bonus award of 37,500 stock options, which is equal to 60% of his six-month year-end equity incentive bonus target for the second half of 2006. The Compensation Committee felt that Mr. Mahon performed at an extremely high level during the second half of 2006, negotiating and closing important agreements, leading and developing a number of strategic initiatives, and managing United Therapeutics' $250 million 0.50% convertible bond offering.

    Mr. Ferrari.    Mr. Ferrari received a year-end equity incentive bonus award of 9,000 stock options, which is equal to 43% of his six-month year-end equity incentive bonus target for the second half of 2006. The Compensation Committee felt that Mr. Ferrari's performance in the second half of 2006 was outstanding, particularly based on his short tenure as Chief Financial Officer. The fact that Mr. Ferrari could manage all of the responsibilities of United Therapeutics' Finance Department while being instrumental in the success of United Therapeutics' $250 million 0.50% convertible bond offering was especially noted by the Compensation Committee.

        The stock options awarded to our Named Executive Officers were priced at the closing price of United Therapeutics' common stock on March 15, 2007, the same date that the Company-wide Milestone Incentive Bonus Program equity incentive bonus awards were made to all eligible employees of the Company.

        For more details on the stock option awards granted to Dr. Jeffs and Messrs. Mahon and Ferrari in 2007 for performance during the second half of 2006, please see the table entitled Grants of Plan Based Awards below.

First Half of 2007 Stock Option Awards (awarded on September 15, 2007)

        In July 2007, the Compensation Committee approved the following equity incentive bonus awards for our Named Executive Officers for their performance in the first half of 2007, taking into consideration: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) United Therapeutics' overall performance, financial condition and prospects; and (iii) accomplishments under the Company-wide Milestone Incentive Bonus Program.

Executive Officer	First Half 2007 Equity Incentive Bonus Award	% of Annual Equity Incentive Target

Roger Jeffs	62,125	36%

Paul Mahon	44,375	36%

John Ferrari	26,625	36%

        Dr. Rothblatt.    As previously discussed, the amount of Dr. Rothblatt's stock option equity incentive bonus award, if any, is determined by a formula in her employment agreement and awarded once each year on December 31st. Accordingly, no stock options were awarded to her relating to performance for the first half of 2007.

        Dr. Jeffs and Messrs. Mahon and Ferrari.    The size of the stock option awards granted to Dr. Jeffs and Messrs. Mahon and Ferrari was based on the following:

        • Overall performance, financial condition and prospects.    United Therapeutics' achievement of 71% of its Milestones, as discussed under the section entitled First Half of 2007 Milestones above, demonstrated strong performance during the first half of 2007 and was an important factor in the Compensation Committee's determination of the size of the equity incentive bonus awards for Dr. Jeffs and Messrs. Mahon and Ferrari. The Compensation Committee also considered United Therapeutics' transformation during the first half of 2007 to include a robust sales and marketing presence.

  •
  Subjective evaluation of individual performance:

    Dr. Jeffs.    Dr. Jeffs received a mid-year equity incentive bonus award of 62,125 stock options which is equal to 71% of his six-month year-end equity incentive bonus target for the first half of 2007. The Compensation Committee felt that Dr. Jeffs turned in a consistently strong half-year of performance as President and Chief Operating Officer, and that his management of clinical and commercial development operations was an important factor in United Therapeutics achieving 71% of the Milestones. The Compensation Committee was particularly impressed that under Dr. Jeffs' leadership, United Therapeutics was able to rapidly enroll two innovative clinical trials for oral treprostinil, the fastest pivotal trial enrollments in United Therapeutics' history. Dr. Jeffs also kept United Therapeutics on a 40% year-to-year revenue growth track for four straight years and maintained forward momentum on United Therapeutics' oncology and infectious disease programs. He also successfully managed developing plans for the construction of United Therapeutics' new campus in Research Triangle Park, North Carolina, which includes its first tablet production facility.

    Mr. Mahon.    Mr. Mahon received a mid-year equity incentive bonus award of 44,375 stock options which is equal to 71% of his six-month year-end equity incentive bonus target for the first half of 2007. The Compensation Committee felt that Mr. Mahon performed all of his General Counsel and Strategic Planning duties achieving exceptional results, including playing prominent roles in negotiating important agreements during the first half of 2007. Mr. Mahon also played a large role in strategic planning during the first half of 2007, proactively engaging in a number of strategic projects. The Compensation Committee also was complimentary of Mr. Mahon's management of his department personnel and budget, and his work in supporting the Board of Directors and its committees.

    Mr. Ferrari.    Mr. Ferrari received a mid-year equity incentive bonus award of 26,625 stock options which is equal to 71% of his six-month year-end equity incentive bonus target for the first half of 2007. The Compensation Committee felt that Mr. Ferrari performed a tremendous job fully transitioning into the Chief Financial Officer position during the first half 2007, and providing strategic assistance to Drs. Rothblatt and Jeffs and Mr. Mahon. It also felt that Mr. Ferrari's prospective strengthening of Finance Department controls and capabilities and his operational responsiveness were to be commended.

        The stock options awarded to our Named Executive Officers were priced at the closing price of United Therapeutics' common stock on September 14, 2007, the same date that the Company-wide Milestone Incentive Bonus Program equity incentive awards were made to all eligible employees.

2007 Annual Stock Option Award to the Chief Executive Officer (awarded on December 31, 2007)

        As previously discussed, the amount of Dr. Rothblatt's stock option equity incentive bonus award, if any, is determined by a formula in her employment agreement and awarded once each year on December 31st. For 2007, as a result of an increase in United Therapeutics' market cap of more than $1 billion during 2007 as measured in accordance with the formula provided in her employment agreement, Dr. Rothblatt was awarded 582,607 stock options on December 31, 2007, priced as of the closing price of United Therapeutics' common stock on December 31, 2007.

Equity Incentive Awards Grant Timing Policy

        Prior to 2006, equity incentive bonus awards were granted to our Named Executive Officers other than the Chief Executive Officer on a twice-yearly basis in June and December. Beginning in 2006, the Compensation Committee changed the grant dates to March 15th and September 15th of each year, or the preceding trading day if these dates fall on a day when the NASDAQ market was not open. This change in grant dates was made to provide for the pricing of equity incentive bonus awards after disclosure of United Therapeutics' annual and quarterly financial results, rather than before as was the case with the June and December payment dates. In this manner, pricing of equity incentive bonus awards to our Named Executive Officers occurs only after the market has reacted to United Therapeutics' earnings. Another benefit of this change in grant dates is that it avoids broad communication of highly confidential financial results internally through an announcement of how United Therapeutics performed during each Company-wide Milestone Incentive Bonus program period prior to public dissemination of United Therapeutics' quarterly financial results.

        For the second half of 2006 and for all of 2007, cash incentive bonus awards for our Named Executive Officers and equity incentive bonus awards for our Named Executive Officers except the Chief Executive Officer were made on March 15, 2007 and September 15, 2007, respectively, and will be made on or around April 1, 2008, for the period from July 1st through December 31, 2007. The equity incentive bonus award for the Chief Executive Officer is granted in accordance with her employment agreement once each year on December 31st, or the preceding Friday if such date falls on a weekend.

2007 Compensation Summary

        Actual total direct compensation during the first-half of 2007 (defined as one half of annual base salary plus the cash and equity incentive bonus awards for the first half of 2007) was above the 75th percentile of the Similarly Situated Peer Group and the 70th percentile of the High Performing Peer Group, with the peer group data prorated to reflect one half of 2006 for comparison purposes and with the value of the equity incentive bonus award calculated as of its grant date. The table below shows the approximate percent rank for each Named Executive Officer relative to each peer group.

Executive Officer	Similarly Situated Peer Group	High Performing Peer Group

Martine Rothblatt	> 75th percentile	> 75th percentile

Roger Jeffs	> 75th percentile	65th percentile

Paul Mahon	> 75th percentile	75th percentile

John Ferrari	> 75th percentile	50th percentile

        As described in the Executive Summary, the Compensation Committee believes these compensation levels are appropriate based on United Therapeutics' accomplishments in 2007, including stock price performance and execution of United Therapeutics' growth strategy, on an absolute and relative basis to other companies in our industry.

Benefits and Perquisites

        The benefits offered to our Named Executive Officers are substantially the same as those offered to all employees, with the exception of the Supplemental Executive Retirement plan discussed in the section entitled Supplemental Executive Retirement Plan below. United Therapeutics provides a tax-qualified retirement plan (a 401(k) plan) and medical and other benefits to executives that are generally available to other full-time employees. Under the 401(k) plan, all employees are permitted to contribute up to the maximum percentage allowable under applicable law (i.e., $15,500 in 2007 or $20,500 for eligible participants who are age 50 or older). United Therapeutics makes matching contributions equal to 20% of the participant's contributions for employees who have completed six months of employment, with such matching contributions vesting 33 1/3% per year based on years of service, not the amount of time an employee has participated in the Plan. Therefore, once an employee completes three years of service, his or her account is fully vested and any future matching funds will vest immediately. No matching contribution is made for the additional contributions permitted for eligible participants who are age 50 or older. United Therapeutics does not have a non-qualified deferred compensation plan.

        The 401(k) plan and other generally available benefits programs allow United Therapeutics to remain competitive for executive talent. United Therapeutics also provides limited perquisites to its Named Executive Officers, including participation in either our vehicle leasing program, which covers the monthly lease payment and cost of insurance and maintenance on a vehicle; or a monthly car allowance of $600. The Compensation Committee believes that the availability of these benefits programs generally enhances executive recruitment, retention, productivity and loyalty to United Therapeutics.

        For additional details on certain benefits and perquisites received by our Named Executive Officers, see the table entitled Summary Compensation below.

Supplemental Executive Retirement Plan

        United Therapeutics also sponsors a supplemental retirement/retention program, known as the United Therapeutics Corporation Supplemental Executive Retirement Plan (the SERP), for select executives to enhance the long-term retention of individuals who have been and will continue to be vital to United Therapeutics' success. Currently, only our Named Executive Officers and three other senior executives have been designated to participate in the SERP.

        In order to be eligible to receive a benefit, a Named Executive Officer must remain employed by United Therapeutics or one of its affiliates until age 60. In the event of death, disability or a change in control (as defined in the SERP) an executive may be eligible to receive a benefit prior to age 60. The benefit formula for the plan is described in detail under the Pension Benefits for 2007 table below. The benefit is capped at a maximum of 15 years of service and will be reduced by social security benefits. Upon a change-in-control (as defined in the SERP) before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date. In addition, upon a change in control, any former executive who is receiving or eligible to receive payments under the plan shall be entitled to receive a lump sum payment of his or her benefit under the plan.

        In December 2007, the Compensation Committee adopted United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document, providing for the establishment of a trust (the Rabbi Trust), the assets of which will be contributed by United Therapeutics and used to pay benefits under the SERP, in order to provide more certainty to the SERP participants around United Therapeutics' obligation to pay benefits, including upon a change in control (as defined in the SERP). The Compensation Committee adopted the Rabbi Trust in order to offer some limited level of security to SERP participants with respect to their nonqualified benefits, as SERP participants otherwise only have a contractual promise of their employer to pay the benefits.

        Additional details regarding the SERP and Rabbi Trust are provided under the Pension Benefits for 2007 table below.

Severance and Change in Control Arrangements for Named Executive Officers

        Each of our Named Executive Officers is eligible for certain severance payments in the event his or her employment is terminated under various circumstances. As discussed in more detail under Potential Payments Upon Termination or Change in Control, the Named Executive Officers' employment agreements as well as the SERP and our 1997 Plan provide for certain payments and other benefits in the event their empoyment is terminated under various circumstances. In exchange for the benefits offered under these agreements and plans, our Named Executive Officers have agreed not to engage in competitive activities or to interfere with United Therapeutics' business relations for a specified period of time following the termination of their employment.

        Generally, our Named Executive Officers will be eligible for termination benefits in the event of:

  •
  Termination of employment by us upon death or disability;

  •
  Termination of employment by us without cause;

  •
  Termination of employment as a result of a change in control of United Therapeutics;

  •
  Termination by the executive due to a material diminishment of authority and responsibilities; or

  •
  Resignation by the executive in order to take a position with United Therapeutics as a Senior Advisor.

        Details regarding severance and change in control arrangements for our Named Executive Officers are contained in the text following the Potential Payments Upon Termination or Change in Control table below.

        Dr. Rothblatt's severance and change in control benefits provided under her employment agreement are greater than the potential benefits provided to our other Named Executive Officers under their respective employment agreements and were negotiated prior to our initial public offering in 1999. These benefits were necessary to retain her services as Chief Executive Officer.

        The Compensation Committee approved severance and change in control arrangements in order to promote the loyalty and productivity of our Named Executive Officers. In addition, for our Named Executive Officers, the arrangements are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of United Therapeutics without undue concern about whether the transaction may jeopardize their employment. The Compensation Committee wants our Named Executive Officers to be free to think creatively and promote the best interests of United Therapeutics without worrying about the impact of those decisions on their employment.

Senior Advisor Status

        All of our Named Executive Officers have the option under their employment agreements to resign for any reason other than a reason constituting cause in order to take a position with United Therapeutics as a Senior Advisor. This Senior Advisor option was adopted for Named Executive Officers in order to provide an amicable way to end a Named Executive Officer's executive responsibilities. By selecting the Senior Advisor option, a Named Executive Officer could resign from his or her executive responsibilities, yet remain available to assist United Therapeutics in an advisory capacity. Named Executive Officers who elect to become Senior Advisors are entitled to receive the same termination compensation as if they were terminated without cause in accordance with the terms of their employment agreements and to continue to be employed on a full-time basis as a Senior

Advisor for up to fifteen years from the date of their resignation. They may continue in this position for so long as they are willing and able to provide advisory services, with compensation of $50,000 per year for each year of service without increase, bonus or other adjustment. Details regarding potential benefits that may become payable in the event of termination without cause are described in the text following the Potential Payments Upon Termination or Change in Control table below.

Accounting and Tax Considerations

Financial Restatement

        The Board of Directors will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to our Named Executive Officers and certain other executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To the extent determined appropriate by the Board of Directors, United Therapeutics will seek to recover any amount determined to have been inappropriately received by an individual executive officer.

Tax Considerations

        Section 162(m) of the Internal Revenue Code (the Code) generally provides that publicly held companies may not deduct compensation paid to the Chief Executive Officer and the three other most highly paid executive officers (other than the Chief Financial Officer) that exceeds $1 million per officer in a calendar year. Compensation that is "performance-based compensation" within the meaning of the Code does not count toward the $1 million limit.

        The Compensation Committee has taken steps to ensure that equity incentive bonus awards under the equity incentive bonus compensation program meet the Section 162(m) requirements. Generally, stock options granted pursuant to shareholder approved plans are considered "performance-based compensation" within the meaning of Section 162(m). The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Code as to annual cash compensation exceeding $1 million. In 2007, Dr. Rothblatt earned in excess of $1 million in base salary and cash bonus and United Therapeutics will not be able to deduct approximately $160,000 in accordance with Section 162(m).

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into United Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee Christopher Causey (Chair) R. Paul Gray Louis Sullivan

Executive Compensation

        The following table shows compensation information for 2006 and 2007 for our Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation(5)		Total

Martine Rothblatt Chief Executive Officer	2007 2006	$ $	767,100 725,000	$12,000		$23,756,600 —	$ $	213,000 300,000	$ $	228,000 5,204,200	$ $	19,800 9,500	$ $	24,996,500 6,238,700

Roger Jeffs President and Chief Operating Officer	2007 2006	$ $	668,800 650,000	$8,400	$ $	3,277,700 2,548,100	$ $	149,100 210,000	$ $	34,200 3,133,500	$ $	8,900 8,500	$ $	4,147,100 6,550,100

Paul Mahon Executive Vice President, Strategic Planning and General Counsel	2007 2006	$ $	578,800 560,000	$5,000	$ $	2,460,200 1,957,500	$ $	88,800 120,000	$ $	22,500 2,394,100	$ $	10,200 10,100	$ $	3,165,500 5,041,700

John Ferrari Chief Financial Officer and Treasurer	2007 2006	$ $	300,000 199,400	$2,800	$ $	623,400 302,600	$ $	49,700 25,200	$ $	365,400 581,300	$ $	7,400 4,700	$ $	1,348,700 1,113,200

(1)
Amounts shown represent the Herculean Bonus described in the section First Half 2007 Milestones (awarded on September 15, 2007) in the Compensation Discussion & Analysis.

(2)
Amounts shown represent the amount of compensation cost recognized by United Therapeutics in 2007 related to stock option awards granted in 2007 and prior years, in accordance with SFAS No. 123R, without any reduction for risk of forfeiture. For a discussion of valuation assumptions see Note 7 to the 2007 Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2007. In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of common stock that is equal to one-eighteenth of one percent of the increase in United Therapeutics' market capitalization from its average in December of each year based on the average closing price of United Therapeutics' stock for the month of December. Prior to grant, the Compensation Committee may reduce the number of stock options determined by this contractual formula. For 2007, Dr. Rothblatt received 582,607 stock options which were fully vested upon grant. See the Grants of Plan-Based Awards table for more information on each stock option award granted to our Named Executive Officers in 2007.

(3)
Amounts shown represent cash incentive bonus compensation. Only one half of the cash incentive bonus awards for performance for 2007 has been paid to our Named Executive Officers, which is discussed and analyzed under the section entitled Cash Incentive Bonus Compensation above. The first payment was made in September of 2007 (for the period beginning on January 1, 2007, and ending on June 30, 2007), and the second payment is expected to be made in April 2008 when the amounts awarded are determined for our Named Executive Officers (for the period beginning on July 1, 2007, and ending on December 31, 2007). For 2007, this column reflects only the first payment. When the second payment is made, United Therapeutics will report the amount of any bonus awards earned by our Named Executive Officers by filing a Form 8-K with the Securities and Exchange Commission.

(4)
Amounts shown represent the increase in the actuarial present value of benefits under the SERP. The assumptions used in calculating the increase in SERP benefits are described in the footnotes to the Pension Benefits for 2007 table below.

(5)
The amounts shown represent the value of the percentage of personal use by Named Executive Officers that can be attributed to lease payments made on vehicles leased by United Therapeutics, travel for family members to United Therapeutics' functions, and United Therapeutics' "matching contributions" under United Therapeutics'401(k) Plan equal to 20% of each participant's qualifying salary contributions.

Named Executive Officer Employment Agreements

        The Compensation Discussion and Analysis above describes the Compensation Committee's considerations in determining the 2007 base salary, cash incentive bonus and equity incentive bonus compensation levels for our Named Executive Officers. The material terms of each Named Executive Officer's employment agreement relating to compensation in 2007 are described below.

Dr. Rothblatt

        In April 1999, we entered into an Executive Employment Agreement with Martine A. Rothblatt, Ph.D., our Chief Executive Officer. The employment agreement, as amended most recently in December 2004, provides for an initial five-year term, which is automatically extended for additional one-year periods after each year unless either party gives at least six months' notice of termination. Either party may terminate the agreement prior to an annual renewal, which would result in a four-year remaining term.

        Dr. Rothblatt's compensation in 2007 was paid pursuant to this employment agreement. For 2007, she was entitled to a base salary of $755,000, annual equity incentive bonus compensation and participation in employee benefits generally available to other executives of United Therapeutics. In accordance with the terms of her employment agreement, we also pay the cost of leasing, maintaining and insuring automobiles for Dr. Rothblatt.

        With respect to her annual equity incentive bonus compensation, her employment provides that Dr. Rothblatt will receive an option to purchase that number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated as the average closing price for the month of December, from its average measured in December of the prior year. The Compensation Committee may reduce the number of stock options to be granted in accordance with the formula in her employment agreement. In 2007, Dr. Rothblatt was awarded 582,607 stock options in accordance with this formula. To date, all of Dr. Rothblatt's options have been awarded pursuant to our 1997 Plan and are fully exercisable on the date of grant. The options will have an exercise price equal to or exceeding the fair market value of our common stock at the closing market price on the date of grant. If Dr. Rothblatt is a 10% owner at the time of any grant, the exercise price will be equal to 110% of the fair market value. The options are exercisable over five years if Dr. Rothblatt is a 10% or greater stockholder on the date of grant, or ten years otherwise. The maximum number of shares reserved for such grants is 7,939,517. For information regarding severance and change in control arrangements for Dr. Rothblatt, see the text following the Potential Payments Upon Termination or Change in Control Arrangements table below.

Dr. Jeffs and Messrs. Mahon and Ferrari

        We have entered into employment agreements with each of Dr. Jeffs and Messrs. Mahon and Ferrari. As amended on December 29, 2004, the agreements for Dr. Jeffs and Mr. Mahon provide for an initial five-year term, which is automatically extended for additional one-year periods after each year. Either party may terminate the agreement upon 60 days notice prior to an annual renewal, which would result in a four-year remaining term. Mr. Ferrari's contract was entered into on August 2, 2006. As amended on December 28, 2006, Mr. Ferrari's agreement provides for a term of the same duration as those of Dr. Jeffs and Mr. Mahon. Dr. Jeffs' agreement provides for an annual base salary of at least $250,000. Mr. Mahon's agreement provides for an annual base salary of at least $300,000. Mr. Ferrari's agreement provides for an annual base salary of at least $240,000. The level of each executive's base salary is subject to annual review and increase by the Compensation Committee. Each executive is eligible to participate in the Company's broad-based employee benefit plans. In accordance with the terms of Dr. Jeffs' employment agreement, we also pay the cost for leasing an automobile for Dr. Jeffs.

        Mr. Ferrari's employment agreement also provides his level of annual cash incentive bonus award and equity incentive bonus opportunities. The bonuses awarded to Mr. Ferrari are ultimately subject to performance against the Company's milestones in accordance with the program discussed in the Compensation Discussion and Analysis. Under his agreement, his annual cash incentive bonus award opportunity is equal to 35% of his base salary and his annual equity incentive bonus award target is 30,000 stock options; provided, however, that the foregoing equity incentive bonus award target is subject to review and adjustment from time to time by the Compensation Committee. The Compensation Committee has subsequently increased Mr. Ferrari's incentive bonus award target to 75,000 stock options for February 2007.

        For information regarding severance and change in control arrangements for these Named Executive Officers, see the text following the Potential Payments Upon Termination or Change in Control Arrangements table below.

        The following table sets forth additional information regarding annual cash incentive bonus awards under the Milestone Incentive Bonus Program and equity incentive bonus awards granted to our Named Executive Officers in 2007:

Grants of Plan-Based Awards in 2007

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
						All Other Option Awards: Number of Securities Underlying Options(3) (#)			Grant Date Fair Value of Option Awards(4) ($)
Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Approval Date	Target($)		Target (#)

Martine Rothblatt	12/31/07	12/31/07	$	— 600,000	582,607	—		$97.65		$23,756,000

Roger Jeffs	03/15/07 09/15/07	02/20/07 07/31/07	$	— — 420,000	— —	52,500 62,125	$ $	55.94 66.79	$ $	1,355,600 1,827,100

Paul Mahon	03/15/07 09/15/07	02/20/07 07/31/07	$	— — 250,000	— —	37,500 44,375	$ $	55.94 66.79	$ $	968,200 1,305,100

John Ferrari	03/15/07 09/15/07	02/20/07 07/31/07	$	— — 140,000	— —	9,000 26,625	$ $	55.94 66.79	$ $	232,400 783,100

(1)
The amounts in this column reflect each executive's cash incentive bonus target opportunity that is primarily based on the annual Milestone Incentive Bonus Program for all of 2007. There are no threshold or maximum amounts under the program. Actual bonuses received for 2007 are reported in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation.

(2)
In accordance with the terms of her employment agreement, as amended, Dr. Rothblatt is eligible to receive an annual award of stock options to purchase the number of shares of our common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization from its average in December of each year based on the average closing price of our stock for the month of December. The amount in this column represents the actual amount earned by Dr. Rothblatt in 2007. No stock options were awarded to Dr. Rothblatt in 2006 pursuant to this contractual award formula. These stock options were granted under our 1997 Plan, have a ten year term and are fully vested on the date of grant.

(3)
The amounts in this column reflect stock option awards granted under our 1997 Plan. As described in the Compensation Discussion & Analysis above, these discretionary stock option grants are granted after evaluating three factors: (i) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments; (ii) our overall performance, financial condition and prospects; and (iii) accomplishments under the Company-wide Milestone Incentive Bonus Program. The Compensation Committee performs a twice-yearly analysis based on these factors in order to determine stock option awards. The grants awarded in March 2007 were based on performance of our Named Executive Officers for the second half of 2006. The grants awarded in September 2007 were based on our Named Executive Officers' performance for the first half of 2007. Each stock option has a ten-year term and vests in one-third increments per year from the date of grant, subject to the Named Executive Officer's continued employment, except for stock options awarded to Dr. Rothblatt which are fully vested when issued in accordance with her employment agreement.

(4)
Calculated in accordance with SFAS No. 123R as described in footnote (2) to the Summary Compensation Table.

        The following table sets for the information regarding each unexercised stock option held by each of our Named Executive Officers as of December 31, 2007:

Outstanding Equity Awards at 2007 Year End

	Option Awards

Name	Number of Securities Underlying Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price(2)($)	Option Expiration Date

Martine Rothblatt
09/29/1999	63,220	—	$27.50	09/29/2009
01/20/2005	263,414	—	43.60	01/20/2015
01/20/2005	422,407	—	43.60	06/26/2010
12/30/2005	368,607	—	69.12	12/30/2015
12/31/2007	582,607	—	97.65	12/31/2017

Roger Jeffs
01/02/2003	41,325	—	$17.10	01/02/2013
12/15/2004	100,000	—	44.74	12/15/2014
06/29/2005 (vesting 06/29/07)	46,667	23,333	48.78	06/29/2015
12/15/2005 (vesting 12/15/07)	70,000	35,000	71.24	12/15/2015
09/15/2006 (vesting 09/15/07 and 09/15/08)	29,167	58,333	56.92	09/15/2016
03/15/2007 (vesting 03/15/08, 03/15/09 and 03/15/10)	—	52,500	55.94	03/15/2017
09/14/2007 (vesting 09/14/08, 09/14/09 and 09/14/10)	—	62,125	66.79	09/14/2017

Paul Mahon
03/20/2000	3,333	—	$57.13	03/20/2010
05/23/2000	100	—	60.94	05/23/2010
10/04/2000	100	—	77.13	10/04/2010
11/28/2000	100	—	47.00	11/28/2010
01/02/2004	4,673	—	23.48	01/02/2014
12/15/2004	50,000	—	44.74	12/15/2014
01/20/2005 (vesting 01/20/07)	16,667	8,333	43.60	01/20/2015
06/29/2005 (vesting 06/29/07)	6,667	8,333	48.78	06/29/2015
12/15/2005 (vesting 12/15/07)	66,667	33,333	71.24	12/15/2015
09/15/2006 (vesting 09/15/07 and 09/15/08)	20,834	41,666	56.92	09/15/2016
03/15/2007 (vesting 03/15/08, 03/15/09 and 03/15/10)	—	37,500	55.94	03/15.2017
09/14/2007 (vesting 09/14/08, 09/14/09 and 09/14/10)	—	44,375	66.79	09/14/2017

John Ferrari
12/13/2002	647	—	$17.44	12/15/2012
06/13/2003	5,639	—	21.86	06/13/2013
12/15/2003	7,920	—	20.51	12/15/2013
06/15/2004	1,541	—	22.70	06/15/2014
12/15/2004	4,867	—	44.74	12/15/2014
06/15/2005 (vesting 06/15/07)	5,296	2,648	49.74	06/15/2015
12/15/2005 (vesting 12/15/07)	5,485	2,743	71.24	12/15/2015
08/10/2006 (vesting 08/10/07 and 08/10/09)	5,000	10,000	53.72	08/10/2016
09/15/2006 (vesting 09/15/07 and 09/15/08)	6,105	12,208	56.92	09/15/2016
03/15/2007 (vesting 03/15/08, 03/15/09 and 03/15/10)	—	9,000	55.94	03/15/2017
09/14/2007 (vesting 09/14/08, 09/14/09 and 09/14/10)	—	26,625	66.79	09/14/2017

(1)
All stock options vest in one-third increments per year from the date of grant, assuming continued employment, except for Dr. Rothblatt's, which are fully vested upon grant pursuant to her employment agreement.

(2)
The exercise price of a stock option is the grant date closing price on the NASDAQ Global Select Market of a share of our common stock.

        The following table shows the number of shares of our common stock acquired upon exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2007:

Stock Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Martine Rothblatt	252,800	$10,982,100	—	—

Roger Jeffs	140,848	$9,009,500	—	—

Paul Mahon	71,258	$3,328,700	—	—

John Ferrari	2,000	$169,200	—	—

(1)
The value realized equals the difference between the exercise price of the stock options and the fair market value of our common stock upon the date of exercise, multiplied by the number of shares exercised.

        The following table describes the present value of the accumulated benefit for each Named Executive Officer under the SERP:

Pension Benefits for 2007

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)(1)

Martine Rothblatt	SERP	10.3	$5,432,200

Roger Jeffs	SERP	9.3	$3,167,700

Paul Mahon	SERP	6.5	$2,416,600

John Ferrari	SERP	6.6	$946,700

(1)
For a discussion of valuation assumptions, see Note 15, Supplemental Executive Retirement Plan to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The present value of accumulated benefits calculation includes non-service related benefits, that is, it assumes continued service until participants reach age 60. The present value is based on accumulated benefits projected at age 60 based on earnings at December 31, 2007, without reflecting the age 62 Social Security offset. A discount rate of 6.15% is used and assumes no pre-retirement death, disability or termination.

(2)
The number of years of credited service reflects the different dates that these Named Executive Officers became employed by us.

Supplemental Executive Retirement Plan

        In March 2006, the Compensation Committee approved a non-qualified supplemental defined benefit retirement plan for select key executives to enhance the long-term retention of individuals that have been and will continue to be vital to United Therapeutics' success.

        The United Therapeutics SERP became effective April 1, 2006. Under the terms of this arrangement, participants must remain in the employ of United Therapeutics or one of its affiliates until age 60 to receive a benefit except in the event of death, disability or a change in control of United Therapeutics. If a participant terminates employment with United Therapeutics for any reason prior to age of 60, no benefit will be earned. The benefit to be earned under the plan is based on when an executive commenced participation in the plan. In general, a participant will be eilgible for an unreduced benefit under the plan after 15 years of service. Upon a change-in-control before a participant reaches age 60, he or she will immediately vest in and receive a prorated benefit based on years of service to date. The Compensation Committee expects the number of participants to remain small during the life of this program.

        The SERP is administered by the Compensation Committee. Only a member of a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2) may be eligible to participate in the SERP. Currently, our Named Executive Officers and three other officers have been designated to participate in the SERP. Drs. Rothblatt and Jeffs and Mr. Mahon are all eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the Final Average Compensation), reduced by the participant's Social Security benefit (determined as provided under the SERP), for the remainder of the participant's life (the aggregate amount of such payments, the Normal Retirement Benefit), commencing on the first day of the sixth month after retirement. For executives who began participating in the plan after July 1, 2006, including Mr. Ferrari, the retirement benefit is generally calculated as 100% of the final three year average base compensation reduced by the estimated social security benefit they would receive in retirement multiplied by a fraction the numerator of which is their years of service and the denominator of which is 15 (the Normal Retirement Benefit). For participants who have less that 15 years of service with United Therapeutics, the retirement benefit is prorated by the number of years of actual service divided by 15 years. By age 60, all of the current participants except Mr. Ferrari will have had 15 years of service if they remain employed by United Therapeutics. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit, as determined under the SERP (the aggregate amount of such payments referred to as the Disability Retirement Benefit), commencing on the first day of the sixth month after termination of employment in the event of a Disability and as soon as administratively practicable in the event of death. Participants may elect to receive their benefit in the form of a single life annuity, an actuarily equivalent joint and survivor annuity, or a lump sum.

        Future participants will be recommended for participation in the SERP by the Chief Executive Officer and, following Compensation Committee approval, will become participants on the first day of the month coinciding with or next following the date of designation by the Compensation Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit for the remainder of the participant's life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant's beneficiary, as applicable, will be entitled to a Disability Retirement Benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment.

        In the event of a transfer of control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v) (a Change in Control), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control.

        Participants in the SERP will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

        No payments were made under the SERP in 2007.

        In addition, see the section entitled Severance and Change in Control Payments to the Chief Executive Officer below for a description of potential additional years of service to be awarded to Dr. Rothblatt pursuant to her employment agreement. There are no other supplementary service recognition or benefit enhancement provisions for our Named Executive Officers.

Rabbi Trust

        On December 28, 2007, the Compensation Committee adopted United Therapeutics Corporation Supplemental Executive Retirement Plan Rabbi Trust Document (the Rabbi Trust Document), providing for the establishment of a trust (the Rabbi Trust), the assets of which will be contributed by United Therapeutics and used to pay benefits under the SERP. The Rabbi Trust Document was entered in to on December 28, 2007, between United Therapeutics and Wilmington Trust Company, which will serve as trustee of the Rabbi Trust. The Rabbi Trust is irrevocable, and SERP participants will have no preferred claim on, nor any beneficial ownership interest in, any assets of the Rabbi Trust.

        Generally, additional assets to the Rabbi Trust may be contributed by United Therapeutics' at its sole discretion. However, pursuant to the terms of the Rabbi Trust Document, within five days following the occurrence of a Potential Change in Control (as defined below), or if earlier, at least five days prior to the occurrence of a Change in Control (as defined below), United Therapeutics will be obligated to make an irrevocable contribution to the Rabbi Trust in an amount sufficient to pay each SERP participant or beneficiary the benefits to which they would be entitled pursuant to the terms of the SERP on the date on which the Change in Control occurred.

        For purposes of the Rabbi Trust Document, a "Potential Change in Control" will be deemed to have occurred if one of the following events has occurred: (A) United Therapeutics enters into an agreement, the consummation of which would result in the occurrence of a Change in Control (as defined below); (B) United Therapeutics or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or (C) the Board of Directors adopts a resolution to the effect that, for purposes of the Rabbi Trust Document, a Potential Change in Control has occurred.

        For the purpose of the Rabbi Trust Document, "Change in Control" means any transfer in control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a "change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Internal Revenue Code section 409A(a)(2)(A)(v).

        The Rabbi Trust will not terminate until the date on which SERP participants or their beneficiaries are no longer entitled to benefits pursuant to the terms of the SERP.

Potential Payments Upon Termination or Change in Control

        Each of our Named Executive Officers is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated without cause, terminated due to disability or death, or terminated in connection with a change in control of United Therapeutics in accordance with the applicable terms of their respective employment agreements, the SERP and our 1997 Plan and related stock option agreements. The amounts shown in the table below are estimates of the value of these payments and benefits, assuming that such termination was effective as of December 31, 2007. The actual compensation to be paid to a Named Executive Officer can only be determined at the time of a Named Executive Officer's termination of employment. In addition to benefits described below, our Named Executive Officers will be eligible to receive any benefits accrued under United Therapeutics' broad-based benefit plans, such as distributions under life insurance and disability benefit plans and accrued vacation pay.

        The payments shown in the following table are provided to our Named Executive Officers under their respective employment agreements, the SERP and our 1997 Equity Incentive Plan and related stock option agreements. The summary of these benefits following this table is qualified in its entirety by the specific language of the various agreements that have been filed with the Securities and Exchange Commission.

Potential Payments Upon Termination or Upon a Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause	Disability(1)(2)	Death(1)(2)	Termination upon a Change in Control	Change In Control
Martine Rothblatt
Salary and bonus	$3,390,000	$920,000	$920,000	$3,390,000	—
Stock award vesting acceleration	—	—	—	—	—
Supplemental Executive Retirement Plan	—	3,264,600	2,255,000	3,736,100	3,736,100
Health and other benefits(3)	75,100	—	—	75,100	—
Excise tax and gross-up(4)	—	—	—	1,545,200	—

Total	$3,465,100	$4,184,600	$3,175,000	8,746,400	$3,736,100

Roger Jeffs
Salary and bonus	$1,905,000	$115,500	$115,500	$1,905,000	—
Stock award vesting acceleration(5)	8,547,500	8,547,500	8,547,500	8,547,500	8,547,500
Supplemental Executive Retirement Plan	—	1,280,600	922,200	1,963,500	1,963,500

Total	$10,452,500	$9,943,600	$9,585,200	$12,416,000	$10,511,000

Paul Mahon
Salary and bonus	$1,477,500	$68,800	$68,800	$1,477,500	—
Stock award vesting acceleration(5)	6,368,600	6,368,600	6,368,600	6,368,600	6,368,600
Supplemental Executive Retirement Plan	—	718,500	590,600	1,061,900	1,061,900

Total	$7,846,100	$7,155,900	$7,028,000	$8,908,000	$7,430,500

John Ferrari
Salary and bonus	$795,400	$38,500	$38,500	$795,400	—
Stock award vesting acceleration(5)	2,332,900	2,332,900	2,332,900	2,332,900	2,332,900
Supplemental Executive Retirement Plan	—	970,900	665,200	970,900	970,900

Total	$3,128,300	$3,342,300	$3,036,600	$4,099,200	$3,303,800

(1)
Assumes termination event occurs on December 31, 2007 for payout calculation.

(2)
Includes a bonus estimate calculated based on 55% of the second half of 2007 estimated awards.

(3)
Represents the estimated value of continued health care benefits for a three-year period after termination, outplacement services, and value of currently leased vehicle.

(4)
Upon a change in control, compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under section 280G of the Internal Revenue Code. Dr. Rothblatt is entitled to a gross-up of this tax under her employment agreement. The amount reported is an estimate of this gross-up amount, assuming a 35% tax rate.

(5)
The value shown is based on the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on the closing market price of our common stock on December 31, 2007, $97.65.

Severance and Change in Control Payments to the Chief Executive Officer

        If Dr. Rothblatt's employment is terminated due to her death or disability, we will continue to pay to her or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, we will pay for continued benefits under our short-term and long-term disability insurance programs. Under our 1997 Plan, any unvested stock options that she holds will become fully vested upon her death or disability.

        Dr. Rothblatt is entitled to severance under her employment agreement upon the occurrence of any of the following three events (each referred to as a Termination Event):

    1) Termination by the Company other than for "cause." In general, cause means: (i) her willful and continued failure to substantially perform her duties, or (ii) willfully engaging in gross misconduct that is materially injurious to United Therapeutics;

    2) Termination by Dr. Rothblatt for "good reason." In general, good reason means, without her consent, the occurrence of any of the following: (i) the assignment of any duties that are inconsistent with her position as Chief Executive Officer; (ii) a material adverse change in her reporting responsibilities, titles or offices; (iii) failure to re-elect her to any position she held with United Therapeutics; (iv) a reduction in her base salary or failure to increase her salary consistent with certain other executive salary increases; (v) relocation or additional substantially more burdensome travel requirements; (vi) removal as a participant in any bonus or other incentive plans in which she was participating; (vii) failure to keep in effect certain benefit plans and arrangements; (viii) failure to abide by certain provisions in the agreement; or (ix) any other material breach of the employment agreement; or

    3) Resignation as an executive officer but continued status as a Senior Advisor to United Therapeutics.

        Upon the occurrence of a Termination Event, Dr. Rothblatt will be entitled to a lump sum cash payment equal to the sum of:

    •
    Her then current base salary plus any bonus and incentive payments, which have been earned through the date of termination;

    •
    The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

    •
    Three times the sum of her highest annual base salary for the preceding twelve months and the greater of her previous year's bonus and incentive payment or the average of those payments for the previous two years; and

    •
    The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

        Upon the occurrence of a Termination Event, in addition to the benefits Dr. Rothblatt is entitled to receive under any retirement plan in which she participates on the date of termination (currently the SERP), Dr. Rothblatt is also entitled to receive a cash payment at her attainment of age 65 of an amount equal to the actuarial equivalent of the retirement pension, if any, she would have been entitled to receive under the terms of the retirement plan in which she was participating at the time of her termination, without regard to any vesting requirements under the plan, had she received three additional years of service following the date of termination at a rate of salary equal to her base salary in effect at the termination date. United Therapeutics is also required to maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements in which Dr. Rothblatt was entitled to participate immediately prior to the date of termination for the longer of thirty-six months after the termination date or the date upon which she receives comparable benefits from a new employer, or to provide substantially similar benefits if her participation in such plans or programs is barred.

        The agreement also provides for a tax gross-up payment to the extent any payments made upon termination of Dr. Rothblatt's employment are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor code provision. In addition, Dr. Rothblatt will receive other employee and retirement benefits. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with us for five years following termination of her employment. She will also be subject to a permanent confidentiality obligation.

        Under the SERP, Dr. Rothblatt will be entitled to receive the benefit as described under the Pension Benefits table above in the event of death, disability or upon a change in control (as defined in the SERP). As a participant in the SERP, Dr. Rothblatt will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

Severance and Change in Control Payments to Named Executive Officers Other than the Chief Executive Officer

        Each of the employement agreements with Dr. Jeffs and Messrs. Mahon and Ferrari provides for severance benefits under various termination scenarios. These Named Executive Officers will be entitled to severance under their employment agreements upon the occurrence of any of the following four events:

    1) Termination by United Therapeutics other than for "cause." In general, cause means: (i) failure to perform any of the material terms or provisions of the agreement; (ii) negligent or unsatisfactory performance of duties, after notice and the opportunity to correct such performance; (iii) employment or profession related misconduct; (iv) conviction of a crime involving a felony, fraud or embezzlement; or (iv) misappropriation of Company funds or misuse of assets;

    2) Termination by the executive as a result of his authority and responsibilities being materially diminished without cause;

    3) Termination as a result of the transfer of control of United Therapeutics; or

    4) Resignation as an executive officer but continued status as a Senior Advisor to United Therapeutics.

        Upon the occurrence of any of these events, each of these Named Executive Officers is entitled to a lump sum payment of the greater of the amount he would have been entitled to receive in base salary through the remaining term of the agreement or an amount equal to two years of his then-current salary and cash incentive bonus. In addition, any unvested options would immediately become vested.

        Upon death or disability, any unvested stock options held by Dr. Jeffs or Messrs. Mahon and Ferrari will become fully vested. In addition, upon disability, each executive is entitled to receive any benefits under any incentive compensation plan or program at the time such payments are due.

        Each of their employment agreements prohibits Dr. Jeffs and Messrs. Mahon and Ferrari from accepting employment, consultancy or other business relationships with an entity that directly competes with United Therapeutics or from engaging in the solicitation of our employees on behalf of a competitor for a period of two years following his last receipt of compensation from us. Each of Dr. Jeffs and Messrs. Mahon and Ferrari are under an obligation of confidentiality for three years after termination of their employment.

        These Named Executive Officers will also be entitled to receive the benefit as described under the Pension Benefits table in the event of death, disability or upon a change in control (as defined in the SERP). In addition, as participants in the SERP, each of Dr. Jeffs and Messrs. Mahon and Ferrari will be prohibited from competing with United Therapeutics or soliciting its employees for a period of twelve months following his termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS

Report of the Audit Committee

        The Audit Committee oversees United Therapeutics' financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of our Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Our Board of Directors has determined that R. Paul Gray, the Committee Chairman, is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and that each member of the Audit Committee meets the financial sophistication requirement of the NASDAQ listing standards. The Audit Committee operates under a written charter, which we review periodically and which was adopted by our Board of Directors. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the Securities and Exchange Commission and NASDAQ, as they relate to audit committee requirements.

        We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as our independent auditors for 2007. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles and (2) our internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

        In conjunction with the December 31, 2007 audited consolidated financial statements, we have:

  •
  reviewed and discussed our 2007 consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

  •
  reviewed and discussed management's assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP's related assessments and auditing procedures;

  •
  discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

  •
  discussed with Ernst & Young LLP matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Ernst & Young LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. We also discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied ourselves as to Ernst & Young LLP's independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

  •
  met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission relating to these certifications and the overall certification process.

        Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for 2007 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:
R. Paul Gray (Chair) Christopher Causey Christopher Patusky

Principal Accountant Fees and Services

        Fees for professional services provided by Ernst & Young LLP in each of the last two years in each of the following categories are:

	2007	2006
Audit fees	$544,900	$627,000
Audit-related fees	—	—
Tax fees	300,500	249,500
All other fees	—	—

	$845,400	$876,500

        Fees for audit services include fees associated with the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include fees for permitted products and services other than those classified as audit, audit-related or tax.

        The Audit Committee of our Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence. Since Ernst & Young LLP's appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditor

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services performed by our independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, our independent auditor provides an engagement letter to the Audit Committee prior to December 31st of each year, outlining the scope of the proposed audit and audit-related fees. The Audit Committee reviews the letter and negotiates with and formally engages the auditor.

        For non-audit services, our senior management may from time to time recommend to the Audit Committee that it engage our independent auditor to provide non-audit services, and request the Audit Committee to approve such engagement. Our senior management and our independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget estimating non-audit service spending for the fiscal year will be provided to the Audit Committee along with the request. The Audit Committee must approve the permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by our independent auditor pursuant to this pre-approval process.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, Named Executive Officers and 10% shareholders to file reports of ownership of our equity securities with the Securities and Exchange Commission and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based on the information furnished to us, we believe that for the year ended December 31, 2007, all such filing requirements were met.

Shareholder Proposals

        We expect that our 2009 annual meeting of shareholders will take place on June 26, 2009. We anticipate distributing our proxy statement in connection with our 2009 annual meeting of shareholders on or about May 1, 2009. Shareholder proposals intended for inclusion in our proxy statement and form of proxy for the 2009 annual meeting of shareholders must be received by us by overnight mail, acceptance signature required, no later than January 1, 2009, and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in our proxy statement and form of proxy relating to that meeting.

        In order for a shareholder to bring other business before the 2009 annual meeting of shareholders, timely notice must be given to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2009 annual meeting of shareholders unless notice of the date of that meeting is provided to the shareholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a shareholder must be received by our Secretary no later than ten days following the date on which notice of the date of the 2009 annual meeting of shareholders was mailed or disclosed to shareholders. Such notice must include a description of the proposed business, the reason for conducting the proposed business at the meeting and other matters as specified in our Amended and Restated Bylaws. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by proxies designated by us. All notices of proposals must be given by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

Director Nominations

        In order for a shareholder to nominate a director for election at the 2009 annual meeting of shareholders, our Amended and Restated Bylaws require that the shareholder give timely detailed notice of the nomination to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2009 annual meeting of shareholders unless notice of the date of that meeting is provided to the shareholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a shareholder must be received by our Secretary no later than ten days following the date on which notice of the date of our 2008 annual meeting of shareholders was mailed or disclosed to shareholders. In addition, the notice must meet all other requirements contained in our Amended and Restated Bylaws.

Annual Report

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at our annual meeting of shareholders. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Shareholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, without charge by mailing a request to United Therapeutics Corporation, Attention: Vice President, Investor Relations, 1110 Spring Street, Silver Spring, Maryland 20910. An electronic copy is available on our website: http://ir.unither.com/annualProxy.cfm.

Code of Conduct and Ethics

        We have a written Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, our principal accounting officer and all of our other directors, officers and employees. The Code of Conduct and Ethics is available on our website at http://www.unither.com. We will provide a copy of the Code of Conduct and Ethics free of charge in response to a written request mailed to our corporate headquarters to the attention of: Investor Relations Department, 1110 Spring St., Silver Spring, Maryland 20910. If any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer is made, such information will be posted on our Internet website at http://www.unither.com.

Other Business

        Management knows of no matters to be presented for action at the 2008 annual meeting of shareholders other than as presented above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of United Therapeutics.

APPENDIX A

UNITED THERAPEUTICS CORPORATION
2008 EQUITY INCENTIVE PLAN

(Effective as of March 4, 2008)

ARTICLE I
PURPOSE

1.1   General.

        The purpose of the United Therapeutics Corporation Equity Incentive Plan (the "Plan") is to promote the success, and enhance the value, of United Therapeutics Corporation (the "Company"), by linking the personal interests of its qualified directors, officers, employees and consultants to those of Company shareholders and by providing its qualified directors, officers, employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected directors, officers, employees and consultants of the Company and its subsidiaries.

ARTICLE 2
EFFECTIVE DATE

2.1   Effective Date.

        The Plan will become effective on April 29, 2008, subject to approval by the shareholders of the Company. The Plan will be deemed to be approved by the shareholders if it receives the approval of the holders of a majority of the shares of stock of the Company in accordance with the applicable provisions of the Laws of the State of Delaware and the Bylaws of the Company. Any Awards granted under the Plan prior to shareholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before shareholder approval. If the shareholders fail to approve the Plan within twelve (12) months of April 29, 2008, any Award previously made pursuant to the Plan shall be automatically canceled without any further act.

ARTICLE 3
DEFINITIONS

3.1   Definitions.

        When appearing in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1, unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

  (a)
  "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, or Performance Share Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

  (b)
  "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

  (c)
  "Board" means the Board of Directors of the Company.

  (d)
  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (e)
  "Committee" means the committee of the Board described in Article 4.

  (f)
  "Company" means United Therapeutics Corporation.

  (g)
  "Disability" shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition. Such disability determination shall be made in accordance with Code section 22(e)(3).

  (h)
  "Effective Date" has the meaning assigned such term in Section 2.1.

  (i)
  "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property determined by such methods or procedures as may be established from time to time by the Committee.

  (j)
  "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

  (k)
  "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

  (l)
  "Option" means a right granted to a Participant under the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

  (m)
  "Participant" means a person who, as a director, officer, employee or consultant of the Company or any of its subsidiaries, has been granted an Award under the Plan.

  (n)
  "Performance Award" means a right granted to a Participant under Article 9 to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee (includes "Performance Shares" and "Performance Units").

  (o)
  "Performance Share" means a right granted to a Participant under Article 9 to receive shares of Company Stock, the payment of which is contingent upon achieving certain performance goals.

  (p)
  "Performance Units" means a right granted to a Participant under Article 9 to receive units the value of which is equivalent to $1.00, the payment of which is contingent upon achieving certain performance goals.

  (q)
  "Plan" means the United Therapeutics Corporation 2008 Equity Incentive Plan, as it may be amended from time to time.

  (r)
  "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

  (s)
  "Retirement" means a Participant's termination of employment with the Company after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company as provided in the Company's policies or, if earlier, Social Security normal retirement age.

  (t)
  "Stock" means the United Therapeutics Corporation par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 12.

  (u)
  "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR and the grant price of the SAR, as determined pursuant to Article 8.

  (v)
  "1933 Act" means the Securities Act of 1933, as amended from time to time.

  (w)
  "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4
ADMINISTRATION

4.1   Committee.

        The Plan shall be administered by the Compensation Committee of the Board. The Committee shall consist of two or more members of the Board who are (i) "outside directors" as that term is used in Section 162 of the Code and the regulations promulgated thereunder, and (ii) "non-employee directors," as such term is defined for purposes of Rule 16b-3 promulgated under Section 16 of the 1934 Act or any successor provision, except as may be otherwise permitted under Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

4.2   Action by the Committee.

        For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting who are, at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled, in good faith, to rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3   Authority of Committee.

        The Committee has the exclusive power, authority and discretion to:

  (a)
  Designate Participants;

  (b)
  Determine the type or types of Awards to be granted to each Participant;

  (c)
  Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

  (d)
  Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

  (e)
  Determine whether, to what extent, and under what circumstances an Award may be granted, or the exercise price of an Award may be paid in (cash, Stock, other Awards, or other property), or an Award may be canceled, forfeited, or surrendered;

  (f)
  Prescribe the form of each Award Agreement, which need not be identical for each Participant;

  (g)
  Decide all other matters that must be determined in connection with an Award;

  (h)
  Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

  (i)
  Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

  Decisions Binding.

        The Committee is hereby granted discretionary authority to construe and interpret the provisions of the Plan. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1   Number of Shares.

        Subject to adjustment as provided in Section 12.1, the aggregate number of shares of Stock reserved and available for Awards shall be 7,000,000.

5.2   Lapsed Awards.

        To the extent that an Award is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

5.3   Stock Distributed.

        Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4   Limitation on Number of Shares Subject to Awards.

        Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant over any one calendar year period during the term of the Plan shall not exceed 500,000 in the aggregate.

ARTICLE 6
ELIGIBILITY

6.1   General.

        Awards may be granted only to individuals who are directors (including non-employee directors), officers or employees (including employees who also are directors or officers) of or consultants to the Company or to the Company's subsidiaries, as determined by the Committee.

ARTICLE 7
STOCK OPTIONS

7.1   General.

        The Committee is authorized to grant Options to Participants in such amounts as it deems appropriate in its discretion and subject to such conditions and based on such criteria as it may deem advisable (including performance based criteria or conditions) consistent with the other terms of the Plan and the following:

  (a)
  Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee but shall not be less than the Fair Market Value as of the date of the grant.

  (b)
  Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

  (c)
  Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Without limiting the power and discretion conferred on the Committee pursuant to the preceding sentence, the Committee may, in the exercise of its discretion, but need not, allow a Participant to pay the Option price by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Committee.

  (d)
  Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions as may be specified by the Committee.

  (e)
  Dividend Equivalents. Any Option may provide for the payment of dividend equivalents to the Participant on a current, deferred or contingent basis or may provide that Dividend Equivalents be credited against the option price. The right to Dividend Equivalents, if so provided, shall be evidenced in the Award Agreement. Any such right shall be structured in a manner that complies with Section 409A of the Code.

7.2   Incentive Stock Options.

        The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

  (a)
  Exercise Price. Subject to Section 7.2 (e) below, the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

  (b)
  Exercise. Subject to Section 7.2(e) below, in no event may any Incentive Stock Option be exercisable for more than ten (10) years from the date of its grant.

  (c)
  Lapse of Option. An Option shall lapse under the following circumstances:

  (1)
  A vested Option shall lapse according to the Stock Option Agreement entered into by the Participant and according to this Plan, provided, however, that vested Incentive Stock Options not exercised within three months after the Participant's termination of employment shall be treated as Non-Qualified Stock Options as defined by the Code.

    (2)
    If the Participant becomes disabled within the meaning of Disability under Section 3.1(g) of the Plan, then the Option will lapse twelve (12) months after employment ceased due to the Disability.

    (3)
    If the Participant dies before the Option lapses pursuant to paragraph (1), (2) or (3) or before its original expiration as indicated above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the date on which the Option would have lapsed had the Participant lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his death or had previously terminated employment) remained unchanged. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so under the Participant's last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Options or shall die intestate, by the person or persons entitled to receive such Incentive Stock Options under the applicable laws of descent and distribution.

  (d)
  Individual Dollar Limitation. The aggregate Fair Market Value (determined at the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

  (e)
  Ten Percent Owners. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five (5) years after the date of grant.

  (f)
  Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the original Effective Date (i.e., April 28, 2008).

  (g)
  Right to Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

  (h)
  Grants only to Employees. Incentive Stock Options may be granted only to employees of the Company.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1   Grant of SARs.

        The Committee is authorized to grant SARs to Participants on the following terms and conditions:

  (a)
  Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive all or a percentage of:

  (1)
  The Fair Market Value of one share of Stock on the date of exercise, minus,

  (2)
  The grant price of the SAR as determined by the Committee. The grant price of the SAR shall not be less than the Fair Market Value of one share of Stock on the date of grant.

  (b)
  Tandem Awards. SARs may be granted alone or in tandem with options. If a SAR is granted in tandem with an option, the SAR may only be exercised at a time when the related option is exercisable and the difference between the Fair Market Value and the grant price is a positive number. The exercise of the tandem SAR requires the surrender of the related option for cancellation.

  (c)
  Other Terms. All awards of SARs shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement. The grant of any SAR may include the right to Dividend Equivalents as described in Section 7.1(e).

ARTICLE 9
PERFORMANCE AWARDS

9.1   Grant of Performance Awards.

        The Committee is authorized to grant Performance Awards to Participants on such terms and conditions as may be selected by the Committee (which may include Performance Criteria). The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant. All grants of Performance Awards shall be evidenced by an Award Agreement.

9.2   Right to Payment.

        A grant of Performance Awards gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Awards are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

9.3   Other Terms.

        Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

ARTICLE 10
RESTRICTED STOCK AWARDS

10.1 Grant of Restricted Stock.

        The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

10.2 Issuance and Restrictions.

        Restricted Stock shall be subject to such restrictions as the Committee may choose to impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. An award of Restricted Stock will provide the Participant with voting, dividend and other ownership rights provided in the Award Agreement.

10.3 Forfeiture.

        Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock, that is at that time subject to restrictions, shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from any specified cause, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

10.4 Certificates for Restricted Stock.

        Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 10A
DEFERRED SHARES

10A.1  Deferred Shares.

        The Committee is authorized to make Awards of Deferred Shares to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. A Deferred Share Award shall entitle the Participant to receive Stock from the Company in the future in consideration for services performed during the Deferral Period. All services required of the Participant for receipt of the Deferred Share shall be evidenced by an Award Agreement.

10A.2  Deferral Period.

        The "Deferral Period" means the time period mandated by the Award Agreement during which specified services are to be performed by the Participant that will merit receipt of the Deferred Shares.

10A.3  Other Conditions.

        The Committee may authorize Dividend Equivalents, defined under Section 7.1(e), to be provided on or after the date of any grant under this Section. During the Deferral Period the Participant has no right to transfer any rights covered by the Award and no right to vote the Stock.

        The grant of any Deferred Shares may require the payment of additional consideration. However, in no case shall the additional consideration exceed the Fair Market Value of the Shares on the date of grant.

ARTICLE 11
PROVISIONS APPLICABLE TO AWARDS

11.1 Stand-Alone, Tandem, and Substitute Awards.

        Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2 Exchange Provisions.

        The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 12.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

11.3 Term of Award.

        The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

11.4 Form of Payment for Awards.

        Subject to the terms of the Plan, the Award Agreement or any applicable law, payments or transfers to be made by the Company on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

11.5 Limits on Transfer.

        No right or interest of a Participant in any Award may be encumbered or pledged to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company. No Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code.

11.6 Beneficiaries.

        Notwithstanding Section 13.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Award shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

11.7 Stock Certificates.

        All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

11.8 Acceleration Upon Death or Disability.

        Notwithstanding any other provision in the Plan or any Participant's Award Agreement to the contrary, upon the Participant's death or Disability, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall then lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

11.9 Acceleration Upon Certain Events.

        In the event of (i) the commencement of a public tender offer for all or any portion of the Stock, (ii) a proposal to merge, consolidate or otherwise combine with another company is submitted to the shareholders of the Company for approval, or (iii) the Board approves any transaction or event that would constitute a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act, the Committee may in its sole discretion declare all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised to become fully exercisable, and/or all restrictions on all outstanding Awards to lapse, in each case as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such tender offer or other transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

11.10  Performance Criteria.

        Awards other than Options and SARs made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. For purposes of this Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a subsidiary, division or other area of the Company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) cash flow; (b) earnings (including gross margin, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), earnings before interest, taxes, depreciation, amortization and stock option expense ("EBITDASO"), and net earnings); (c) ethical conduct; (d) communication of the Company's clinical and scientific information; (e) market share; (f) product manufacturing and development; (g) clinical trials; (h) earnings per share; (i) growth in earnings or earnings per share; (j) stock price; (k) return on equity or average shareholders' equity; (l) total shareholder return; (m) return on capital; (n) return on assets or net assets; (o) return on investment; (p) revenue; (q) income or net income; (r) operating income or net operating income; (s) operating profit or net operating profit; (t) operating margin; (u) return on operating revenue; (v) overhead or other expense reduction; (w) growth in shareholder value relative to the two-year moving average of the S&P 500 Index; (x) growth in shareholder value relative to the two-year moving average of the Dow Jones Industrial Average; (y) credit rating; (z) strategic plan development and implementation; (aa) succession plan development and implementation; (bb) retention of executive talent; (cc) improvement in workforce diversity; (dd) return on average shareholders' equity relative to the ten year treasury yield; (ee) capital resource management plan development and implementation; (ff) improved internal financial controls plan development and implementation; (gg) corporate tax savings; (hh) corporate cost of capital reduction; (ii) investor relations program development and implementation; (jj) corporate relations program development and implementation; (kk) executive performance plan development and implementation; and (ll) tax provision rate for financial statement purposes. The Committee may adjust the performance results to take into account extraordinary, unusual, non-recurring, or non-comparable items. No Award (other than Options and SARs) that is intended to satisfy the requirements for "performance based compensation" under Section 162(m) of the Code will be payable unless the Committee certifies in writing that the applicable performance goals have been satisfied.

ARTICLE 12
CHANGES IN CAPITAL STRUCTURE

12.1 General.

        In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor. In the event of any change in the number of outstanding shares of Stock, the maximum aggregate number of shares of Stock available for Awards shall be adjusted proportionately. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged. The Committee shall make such adjustments to the aggregate purchase price for the shares then subject to each Award as it deems necessary or advisable to put Participants in the same relative position after such change in capital structure as before such change.

ARTICLE 13
AMENDMENT, MODIFICATION AND TERMINATION

13.1 Amendment, Modification and Termination.

        With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that no amendment of the Plan may be made without approval of the shareholders of the Company as may be required by the Code, by the insider trading rules of Section 16 of the 1934 Act, by any national securities exchange or automated quotation system on which the Stock is listed or reported.

13.2 Awards Previously Granted.

        No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 14
GENERAL PROVISIONS

14.1 No Rights to Awards.

        No Participant or employee shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees uniformly.

14.2 No shareholder Rights.

        No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

14.3 Withholding.

        The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market

Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

14.4 No Right to Employment.

        Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

14.5 Unfunded Status of Awards.

        The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company.

14.6 Indemnification.

        To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bylaws of the Company or as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7 Relationship to Other Benefits.

        No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company.

14.8 Expenses.

        The expenses of administering the Plan shall be borne by the Company.

14.9 Titles and Headings.

        The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10  Gender and Number.

        Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.11  Fractional Shares.

        No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

14.12  Securities Law Compliance.

        With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the 1934 Act, transactions under the Plan are intended to comply with Rule 16b-3(d) as transactions between the Company and its officers or directors. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

14.13  Government and Other Regulations.

        The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.14  Governing Law.

        To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the District of Columbia.

UNITED THERAPEUTICS CORPORATION
Proxy for the 2008 Annual Meeting of Shareholders to be Held on April 29, 2008

        The undersigned holder of the common stock of United Therapeutics Corporation hereby names, constitutes and appoints Martine A. Rothblatt and Paul A. Mahon, and each of them, with full powers of substitution to act as true and lawful attorneys and proxies for the undersigned, and in the place and stead of the undersigned to attend the 2008 annual meeting of the shareholders of United Therapeutics Corporation to be held on Tuesday, April 29, 2008, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 7, 2008, with all the powers that the undersigned would possess if the undersigned were personally present.

        IMPORTANT NOTICE: Regarding the Internet Availability of Proxy Materials for United Therapeutics Corporation's 2008 Annual Meeting of Shareholders:

United Therapeutics Corporation's Proxy Statement, 2007 Annual Report, Form 10-K and other proxy materials are available at:

http://ir.unither.com/annualProxy.cfm

THIS PROXY IS BEING SOLICITED
ON BEHALF OF THE BOARD
OF DIRECTORS

PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED REPLY ENVELOPE

(Continued and to be SIGNED on the reverse side)

1. Election of Class III Directors Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.	FOR all nominees listed, except as marked to the contrary	WITHHOLD AUTHORITY to vote for all nominees listed	Nominees: Class III: Raymond Dwek; Roger Jeffs; and Christopher Patusky
	☐	☐	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE
2. Approval of the 2008 United Therapeutics Corporation Equity Incentive Plan	FOR the 2008 United Therapeutics Corporation Equity Incentive Plan	ABSTAIN from voting on this proposal	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2008 UNITED THERAPEUTICS CORPORATION EQUITY INCENTIVE PLAN
	☐	☐
AGAINST the 2008 United Therapeutics Corporation Equity Incentive Plan
☐
3. Ratification of the Appointment of Ernst & Young LLP as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2008	FOR Ratification of the Appointment of Ernst & Young as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2008	ABSTAIN from voting on the this proposal	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE RATIFICATION OF ERNST & YOUNG LLPAS UNITED THERAPEUTICS CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
	☐	☐
AGAINST Ratification of the Appointment of Ernst & Young as United Therapeutics Corporation's Independent Registered Public Accounting Firm for 2008
☐

Should the undersigned be present and elect to vote at the annual meeting of shareholders or at any adjournment or postponement thereof and after notification to United Therapeutics Corporation at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

4. The transaction of such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING OF SHAREHOLDERS.

The undersigned acknowledges receipt from United Therapeutics Corporation prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement, 2007 Annual Report and Form 10-K.

DATED	SHAREHOLDER (print name)
SHAREHOLDER (sign name)

I ☐ do ☐ do not plan to attend the meeting. (Please check one.)

NOTE:	Please sign exactly as the names(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If shareholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
UNITED THERAPEUTICS CORPORATION 1110 Spring Street Silver Spring, MD 20910
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
CORPORATE GOVERNANCE, BOARD OF DIRECTORS, COMMITTEES
Non-Employee Director Compensation
2007 Non-Employee Director Compensation
BENEFICIAL OWNERSHIP OF COMMON STOCK
PROPOSAL NO. 1: ELECTION OF DIRECTORS
Nominees for Election at our 2008 Annual Meeting of Shareholders
Directors Continuing in Office
PROPOSAL NO. 2: APPROVAL OF THE UNITED THERAPEUTICS CORPORATION 2008 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS UNITED THERAPEUTICS CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
EXECUTIVE COMPENSATION
Executive Summary
Executive Pay Decisions and Process
Cash Incentive Bonus Compensation
First Half of 2007 Milestones
Equity Incentive Bonus Compensation
Benefits and Perquisites
Accounting and Tax Considerations
Compensation Committee Report
Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards in 2007
Outstanding Equity Awards at 2007 Year End
Stock Option Exercises and Stock Vested
Pension Benefits for 2007
Potential Payments Upon Termination or Upon a Change in Control
REPORT OF THE AUDIT COMMITTEE AND INFORMATION ON OUR INDEPENDENT AUDITORS
OTHER MATTERS
  APPENDIX A
UNITED THERAPEUTICS CORPORATION 2008 EQUITY INCENTIVE PLAN (Effective as of March 4, 2008)
ARTICLE I PURPOSE
ARTICLE 2 EFFECTIVE DATE
ARTICLE 3 DEFINITIONS
ARTICLE 4 ADMINISTRATION
ARTICLE 5 SHARES SUBJECT TO THE PLAN
ARTICLE 6 ELIGIBILITY
ARTICLE 7 STOCK OPTIONS
ARTICLE 8 STOCK APPRECIATION RIGHTS
ARTICLE 9 PERFORMANCE AWARDS
ARTICLE 10 RESTRICTED STOCK AWARDS
ARTICLE 10A DEFERRED SHARES
ARTICLE 11 PROVISIONS APPLICABLE TO AWARDS
ARTICLE 12 CHANGES IN CAPITAL STRUCTURE
ARTICLE 13 AMENDMENT, MODIFICATION AND TERMINATION
ARTICLE 14 GENERAL PROVISIONS